Exhibit 10.1

EXECUTION VERSION

REVENUE PARTICIPATION RIGHT

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

LIGAND PHARMACEUTICALS, INC.

AND

ORCHESTRA BIOMED HOLDINGS, INC.

DATED AS OF JULY 31, 2025

TABLE OF CONTENTS

i

Index of Schedules

Schedule 1.1(a):	Knowledge Parties
Schedule 4.8(b):	Out-Licensing Amendments
Schedule 4.8(f):	Compliance, Breaches and Defaults
Schedule 4.11(a):	Existing Patent Rights
Schedule 4.11(b):	Existing Trademark Rights
Schedule 4.12:	Indebtedness

Index of Exhibits

Exhibit A:	Form of Warrant
Exhibit B:	Form of Bill of Sale
Exhibit C:	Buyer Account
Exhibit D:	Data Room Index
Exhibit E:	Form of Hercules Intercreditor Agreement
Exhibit F:	Form of Medtronic Intercreditor Agreement
Exhibit G:	Form of IP Security Agreement
Exhibit H:	Seller Account
Exhibit I:	Form of Solvency Certificate
Exhibit J:	Medtronic Agreement
Exhibit K:	Terumo Agreement
Exhibit L:	Press Release
Exhibit M	Hercules Loan Agreement Second Amendment

*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10). Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

REVENUE PARTICIPATION RIGHT PURCHASE AND SALE AGREEMENT

This REVENUE PARTICIPATION RIGHT PURCHASE AND SALE AGREEMENT, dated as of July 31, 2025 (this “Agreement”), is made and entered into by and between Ligand Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”), Orchestra BioMed Holdings, Inc., a Delaware corporation (the “Seller”) and, solely with respect to Article 10, Orchestra Biomed, Inc., BackBeat Medical, LLC and Caliber Therapeutics, LLC (together with Seller, each a “Pledgor” and collectively, the “Pledgors”).

W I T N E S S E T H:

WHEREAS, the Seller is in the business of, among other things, developing and commercializing the Products;

WHEREAS, the Buyer desires to purchase the Revenue Participation Right from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement; and

WHEREAS, in consideration of Buyer’s purchase of the Revenue Participation Right and the Revenue Payments as described herein, the Seller shall issue the Warrant to the Buyer, on the terms and subject to the conditions set forth therein.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1             Definitions. The following terms, as used herein, shall have the following meanings:

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of: (a) ten percent (10%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (b) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise.

“Agreement” is defined in the preamble.

“Backbeat Clinical Study” means the clinical trial that has been initiated by BackBeat Medical, Inc., titled “Clinical Evaluation of Safety and Effectiveness of Azure+Backbeat CNT System in Subjects with Hypertension: A Double-Blind Randomized Trial.”

“Back-Up Security Interest” is defined in Section 2.1(b).

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed by the Seller and the Buyer, substantially in the form attached hereto as Exhibit B.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Account” means the account set forth on Exhibit C hereto or such other account as may be designated by the Buyer in writing from time to time.

“Buyer Connection Tax” means any Tax to the extent that it would not be imposed but for (a) any connection of Buyer with the jurisdiction of the applicable taxing authority (other than a connection arising solely from this Agreement or any transaction contemplated hereby, but including a connection arising due to any change in domicile of Buyer or due to the domicile or change in domicile of an assignee of Buyer) or (b) any failure of Buyer to provide any applicable documentation that is reasonably requested by the applicable withholding agent and that Buyer is legally eligible to provide.

“Buyer Indemnified Representatives” is defined in Section 7.1(a).

“Calendar Quarter” means a period of three (3) consecutive months ending at midnight, New York City time on the last day of March, June, September, or December, respectively.

“Calendar Year” means a period of twelve (12) consecutive months commencing on January 1 of any year.

“Change of Control” means the occurrence of any of the following events: (i) an acquisition of the Seller by a Third Party by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Seller), or (ii) a sale of all of Seller (collectively, a “Merger”), so long as in either case the Seller’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.

“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation Right hereunder.

“Closing Date” is defined in Section 3.1.

“Collateral” is defined in Section 10.1.

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion selling and securing of reimbursement of the Products in the Territory (including the using, importing, selling and offering for sale of the Products), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling the Products, importing, exporting or transporting the Products for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of the Products.

“Commercialization Partner” means (a) Medtronic (b) Terumo and (c) any other Licensee that holds rights to Commercialize any Product in all or any portion of the Territory.

“Commercially Reasonable Efforts” means the level of efforts and resources that are commonly used by a public company in the research-based medical device industry of similar stage, size and resources to Seller (provided that such stage, size and resources shall not materially decrease below the stage, size and resources of the Seller as of the Closing Date) to develop, manufacture or Commercialize, as the case may be, a comparable product for a comparable clinical indication (with respect to market size and commercial opportunity) at a similar stage in its development or product life and of a similar market and profit potential to the Products (but without regard to the Seller’s financial obligations under this Agreement), in each case, measured as of the time that such efforts and resources are required to be used under this Agreement.

“Confidential Information” is defined in Section 8.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated February 11, 2025, by and between the Seller and Buyer.

“Contract” means any agreement, contract, instrument, arrangement, modification, waiver or understanding.

“Counterparty Confidential Information” means, collectively, the Medtronic Confidential Information and the Terumo Confidential Information.

“Data Room” means, collectively, the virtual data room established by Seller as of 5:00 p.m. (Eastern time) two (2) Business Days prior to the date hereof and made available to Buyer via SmartRoom, the index for which is attached hereto as Exhibit D.

“Deposit Agreement” means the deposit account control agreement entered into by the Depositary Bank, Buyer and the Seller, which shall be in form and substance reasonably acceptable to Buyer and Seller, as amended, supplemented or otherwise modified from time to time and any replacements thereof.

“Depositary Bank” means such bank or other financial institution approved by Buyer and Seller, including any successor Depositary Bank approved by Buyer and Seller.

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person sells (including, without limitation, any sale leaseback transaction), assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts. (b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or (c) the early termination or modification of any contract resulting in the receipt by such Person of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Distributor” means a Third Party that (a) purchases or has the option to purchase any Product in finished form from or at the direction of the Seller or any of its Affiliates, (b) has the right, option or obligation to distribute, market and sell the Products (with or without packaging rights) in one or more regions, and (c) does not otherwise make any royalty, milestone, profit share or other similar payment to the Seller or its Affiliate based on such Third Party’s sale of the Products. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged Products supplied in unpackaged bulk form into individual ready-for-sale packs. For the purposes of this Agreement, neither Terumo nor its Affiliates shall be deemed to be a Distributor with respect to the Terumo Agreement.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Equity Commitment” means $5,000,000.

“Equity Purchase Agreement” means that certain Stock Purchase Agreement entered into between the Buyer and the Seller pursuant to which the Equity Commitment is paid to Seller concurrently with the Closing.

“Event of Default” means (a) the commencement of any Insolvency Proceeding of the Seller or any of its Affiliates, (b) a breach or default by the Seller or any of its Affiliates of any of its or their payment obligations under this Agreement or (c) any other breach or default by the Seller or any of its Affiliates under this Agreement to the extent that Seller or such Affiliate fails to cure such breach or default within thirty (30) days from the date Seller is notified by Buyer of such breach or default.

“Excluded Liabilities and Obligations” is defined in Section 2.2(b).

“Existing Patent Rights” is defined in Section 4.11(a).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“First Installment” means $20,000,000.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); or (d) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.

“Hercules” means Hercules Capital, Inc.

“Hercules Intercreditor Agreement” means that certain intercreditor agreement, dated as of the Closing Date, executed by and among the Seller, Buyer, Hercules and Medtronic, in substantially the form attached hereto as Exhibit E.

“Hercules Loan Agreement” means that certain Loan and Security Agreement, dated as of November 6, 2024, by and among the Seller, Orchestra BioMed, Inc., Caliber Therapeutics, LLC, BackBeat Medical, LLC, Freehold Surgical, LLC, the lenders that are a party thereto and Hercules, as amended by that certain First Amendment to Loan Security Agreement, dated as of December 30, 2024, as further amended as of the Closing Date by that Hercules Loan Agreement Second Amendment, and as may be further amended, restated, amended and restated or otherwise modified from time to time, in each case, in accordance with the Hercules Intercreditor Agreement.

“Hercules Loan Agreement Second Amendment” means that certain Second Amendment to Loan and Security Agreement, dated as of the Closing Date, executed by and among the Seller, Orchestra BioMed, Inc., Caliber Therapeutics, LLC, BackBeat Medical, LLC, Freehold Surgical, LLC, Motus GI, LLC, Motus GI Medical Technologies LTD, the lenders that are a party thereto and Hercules, substantially the form attached hereto as Exhibit M.

“Improvements” means any material improvement, invention or discovery relating to the Products, including the formulation, or the method of manufacture of the Products.

“In-License” means any material license, settlement agreement or other material agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other material intellectual property rights of such Third Party that is necessary for, or used in, the development, manufacture, use or Commercialization of a Product in the Territory. For the avoidance of doubt, the Parties agree that ordinary course, non-exclusive agreements, such as reagent agreements, software agreements and clinical trial agreements are not a “material license, settlement agreement or other material agreement or arrangement” for the purposes of this definition.

“Included Product Revenue” means (a) Net Sales and (b) Other Product Revenue.

“Included Product Revenue Royalty Rate” means, for the purposes of Revenue Payments payable hereunder:

(a)            subject to clause (c) below, seventeen percent (17%) of Included Product Revenue with respect to the Primary Product, regardless of the field of use to which the Included Product Revenue relates;

(b)           subject to clause (c) below, seventeen percent (17%) of Included Product Revenue with respect to the Secondary Product, regardless of the field of use to which the Included Product Revenue relates; and

(c)            for each Calendar Year, once Buyer has actually received the Included Product Revenue Threshold in aggregate Revenue Payments accrued for such Calendar Year with respect to the Primary Product and the Secondary Product in the aggregate pursuant to subclauses (a) and (b) above, four percent (4%) of the Included Product Revenue with respect to the Primary Product in respect of or related to the Primary Product Field and four percent (4%) of the Included Product Revenue with respect to the Secondary Product in the Secondary Product Field.

Notwithstanding the foregoing, if, as of the time that a given Revenue Payment is due and payable to Buyer hereunder, the First Installment, but not the Second Installment, has been paid to Seller pursuant to this Agreement, then, with respect to subclauses (a) and (b) of the definition of Included Product Revenue Royalty Rate, the applicable percentage will be nine and seventy-one hundredths percent (9.71%), and with respect to subclause (c) of the definition of Included Product Revenue Royalty Rate, the applicable percentage will be two and twenty-nine hundredths percent (2.29%); provided, however, that if the Performance Event has not been achieved prior to October 1, 2026, then the Included Product Revenue Royalty Rate will be as set forth in Section 2.7.

“Included Product Revenue Threshold” means $17,000,000, as adjusted pursuant to Section 2.3(a)(i).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 120 days after the date such payable was created and any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all obligations of such Person under any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated in accordance with accepted practice, of such Person under any hedging agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all contingent obligations; (j) all indebtedness that may (or is allowed or required to) be converted into one or more types of equity interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that Indebtedness shall not include (i) any contingent obligations incurred in connection with letters of credit, letters of guaranty or similar instruments obtained or created in the ordinary course of business to support obligations of such Person that do not otherwise constitute Indebtedness; or (ii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Representative” is defined in Section 7.2(a).

“Indemnified Tax” means any non-U.S. withholding Tax (other than a Buyer Connection Tax) withheld by Seller or any other applicable withholding agent in respect of any payment made by Seller to Buyer pursuant to this Agreement.

“Indemnifying Representative” is defined in Section 7.2(a).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Bankruptcy Law.

“Intellectual Property Rights” means any and all of the following as they exist in the Territory in respect of the applicable Product at any time: (a) the Patent Rights, (b) the Know-How Rights, (c) the Trademark Rights, and (d) any and all other material intellectual property rights or proprietary rights, in each case of clauses (a)-(d), owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses, in each case of clauses (a)-(d), that are necessary or used in the development, manufacture, use, or Commercialization of the Products in the Territory.

“IP Security Agreement” is defined in Section 10.2(b).

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary and confidential information, know-how and trade secrets, including processes, formulae, models and techniques (including rights in algorithms, data, databases, data collections, and software).

“Know-How Rights” means any and all material Know-How owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses (including, for the avoidance of doubt, material Know-How related to Improvements), in each case, that are necessary or used in the development, manufacture, use, or Commercialization of the Products.

“Knowledge of the Seller” means the actual knowledge of the individuals listed on Schedule 1.1(a) of the Disclosure Schedule.

“Licensee” means the counterparty under any Out-License, including Medtronic and Terumo.

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Lockbox Account” is defined in Section 6.3(c).

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Marketing Approval” means, an approval by the FDA, a Marketing Authorization Application approved by the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification, as applicable, necessary to market a Product approved by the corresponding Regulatory Authority in the Territory, as applicable, including pricing and reimbursement approvals where required.

“Material Adverse Effect” means

(a)            a material adverse effect on the timing, duration or amount of the Revenue Payments, except to the extent resulting from events, changes, facts, conditions, circumstances or occurrences (i) generally affecting the industry in which the Seller and its Affiliates operate, or (ii) arising out of an action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent or at the written request of Buyer; or

(b)            a material adverse effect on (i) the Products in the Territory, (ii) any of the Patent Rights, including the Seller’s rights in or to any such Patent Rights, (iii) any Regulatory Approval of the Products or the timing thereof (excluding timing of pricing and reimbursement approvals) in the Territory, (iv) the legality, validity or enforceability of any provision of this Agreement or any of the Transaction Documents, (v) the ability of the Seller to perform any of its obligations under this Agreement or any of the Transaction documents, (vi) the rights or remedies of the Buyer under this Agreement or any of the Transaction Documents (including Buyer’s rights in, to and under the Revenue Participation Rights or the Back-Up Security Interest) (in each case, to the extent not waived or otherwise consented to by Buyer pursuant to the terms of this Agreement), or (vii) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Seller, individually, or the Seller and its Affiliates taken as a whole.

“Medtronic” means Medtronic Inc.

“Medtronic Agreement” means that certain Exclusive License and Collaboration Agreement, dated as of June 30, 2022, by and among Medtronic, Seller and BackBeat Medical, LLC, as amended by Amendment No. 1 to the Exclusive License and Collaboration Agreement, dated as of July 31, 2025, and as may be further amended from time to time in accordance with this Agreement.

“Medtronic Agreement Correspondence” means copies of all of the following, in each case with respect to the Territory:

(a)            minutes of, and other reports and materials distributed at, the meetings of the JSC (as defined in the Medtronic Agreement) and any other subcommittee or working group to the extent that such information would reasonably be expected to have a material effect on the timing, duration or amount of the Revenue Payments; provided that Seller may redact any Confidential Information (as defined in the Medtronic Agreement) of Medtronic to the extent such Confidential Information is not permitted to be disclosed to Buyer by Seller pursuant to the Medtronic Agreement; provided that, if any of the foregoing has been provided to Buyer in a redacted form in accordance with the foregoing, Seller shall, upon Buyer’s request, use commercially reasonable efforts to obtain approval from the applicable Licensee, to disclose (i) the redacted portions of such information to Buyer or (ii) a subset of the redacted portions of such information that Medtronic is willing to permit disclosure to Buyer of, and, in each case, such corresponding unredacted materials shall also be Medtronic Agreement Correspondence hereunder;

(b)            Medtronic Quarterly Reports; and

(c)            material communications between Medtronic and the Seller relating to the Medtronic Agreement, Net Sales of the Primary Product, the Patent Rights, or the Primary Product that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

“Medtronic Confidential Information” means, collectively, (a) the terms and conditions of the Medtronic Agreement, (b) any and all Confidential Information (as defined in the Medtronic Agreement) disclosed by or on behalf of Medtronic under the Medtronic Agreement or any other agreement between Medtronic and the Seller, and (c) any and all other information that is otherwise disclosed by or on behalf of Medtronic to the Seller or the Buyer on a confidential basis.

“Medtronic Intercreditor Agreement” means that certain intercreditor agreement, to be entered into concurrently with the execution of and funding under the Medtronic Loan Agreement, by and among Seller, Buyer and Medtronic, in substantially the form attached hereto as Exhibit F.

“Medtronic Joint Background Patents” means the Joint Background Patents as defined in Section 11.1 of the Medtronic Agreement.

“Medtronic Joint Integration Patents” means the Joint Integration Patents as defined in Section 11.2(c) of the Medtronic Agreement.

“Medtronic Loan Agreement” means that certain loan agreement, accompany note and related security agreement to be entered into on or around the date hereof, by and between Medtronic and Seller, so long as Seller has provided Buyer with a reasonable opportunity to review and Buyer has provided its prior written consent to Seller with respect thereto.

“Medtronic Quarterly Reports” means the Quarterly Reports as defined in Section 8.4 of the Medtronic Agreement.

“Nasdaq” means the Nasdaq Global Market.

“Net Sales” means, with respect to any Product (or any component thereof) and for any applicable period, the gross amount invoiced, billed or otherwise recorded for sales of such Product (or any component thereof) anywhere in the Territory, for that period by or on behalf of the Seller or its Affiliates, or any Distributor (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party, including to any Licensee (“Gross Sales”) less the following amounts, to the extent actually incurred or accrued (in accordance with GAAP) by a Related Party and not reimbursed by such Third Party, provided, that any given amount may be taken as a permitted deduction only once:

(a)            rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions granted, allowed, incurred or paid in so far as they are applied to sales of such Product;

(b)            discounts (including cash, quantity, trade, governmental, and similar discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies (including, but not limited to, payments made under the “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to the Products), in each case, as applied to sales of the Products and actually given to customers;

(c)            credits, adjustments, and allowances, including those granted on account of price adjustments, billing errors, and damage, and rejection, return or recall of such Product;

(d)            customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of the Products to the extent included in the gross amount invoiced;

(e)            freight, postage, shipping and other transportation charges and insurance costs incurred with respect to the shipment of such Product to customers, in each case if charged separately and invoiced to the customer;

(f)             sales, use, value-added, excise, turnover, inventory and other similar Taxes (excluding income Taxes), in each case, that Seller allocates to sales of such Product in accordance with Seller’s standard policies and procedures consistently applied across such Product, as adjusted for rebates and refunds, imposed in connection with the sales of such Product to any Third Party, to the extent such Taxes are not paid by the Third Party;

(g)            actual copayment waiver amounts uncollected or uncollectible debt amounts with respect to sales of such Product, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(h)            documented out of pocket amounts directly relating to co-pay programs, bridging programs or other similar patient assistance programs which may be implemented from time to time by the Seller; and

(i)            other similar or customary deductions taken in the ordinary course of business as permitted in calculating net sales or net revenue (as applicable) under GAAP or generally accepted accounting principles consistently applied.

For clarity, “Net Sales” will not include (a) sales or dispositions of such Product for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs, (b) such Products used as samples or (c) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of such Product); provided that the first sale or disposition of a given unit of such Product to a non-Related Party will be included within “Net Sales”.

Notwithstanding the foregoing, with respect to sale of a unit of sirolimus sold separately as a component of a Secondary Product, “Net Sales” means Seller’s net income with respect to each such sale calculated in accordance with GAAP consistently applied.

With respect to sales of such Products invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. With respect to sales of such Products invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Seller’s or a Licensee’s, as applicable, method for calculating rates of exchange in the preparation of the Seller’s or such Licensee’s annual financial statements in accordance with GAAP consistently applied.

“New Arrangement” is defined in Section 6.8(g).

“Other Product Revenue” shall mean consideration in any form that the Seller or any of its Affiliates receives or is entitled to receive from a Licensee in consideration for or in connection with the grant of rights related to development or Commercialization of a Product in all or any portion of the Territory, such as under or in connection with an Out-License, including upfront or license issuance fees, license maintenance fee, milestone payments based on and in respect of any Product, such as applicable development or sales-based milestones, royalties and profit share payments (including any interest thereon with respect to late payments of any of the forgoing). Other Product Revenue specifically excludes the following (but in no event to the extent of running royalties):

(a)            payments made by the Licensee as consideration for the issuance of equity or debt securities of, or other investment in, the Seller or its Affiliates;

(b)            loans received by the Seller or its Affiliates, to the extent such loans are not forgiven;

(c)            reimbursement for patent expenses at the Seller’s or its Affiliates’ reasonable out-of-pocket costs, solely to the extent such expenses are applicable to the Products;

(d)            reimbursement for Product (or any portion thereof) supplied to a Licensee, so long as the cost thereof constitutes Net Sales hereunder;

(e)            reimbursement for Seller’s or its Affiliates’ expenses in connection with the research and development (including pre-clinical and clinical development) of a Product to the extent that such expenses are expressly allocated for research and development activities of such Product pursuant to the applicable Out-License; provided that, for the avoidance of doubt, this subclause (e) shall not limit Buyer’s entitlement of amounts pursuant to subclause (f) and (g) below;

(f)             upfront or license issuance fees, license maintenance fees, and milestone payments based on pre-clinical or clinical events (e.g. Regulatory Submissions or commencement of clinical trials), in each case, under the Terumo Agreement, once Buyer has received Revenue Payments with respect to the foregoing and subclause (g) equal to the Purchase Price;

(g)            proceeds (including damages awards) resulting from any enforcement of Seller’s rights under the Terumo Agreement in connection with the Terumo Dispute once Buyer has received Revenue Payments with respect to the foregoing and subclause (f) equal to the Purchase Price; provided that in no event will the foregoing exclude amounts recovered that are in lieu of payments that would otherwise be Net Sales or Other Product Revenue hereunder; and

(h)            the proceeds of a Change of Control or Product Rights Sale.

If an Out-License involves the granting of Commercialization rights with respect to a Product and also grants rights with respect to any product that is not a Product, then “Other Product Revenue” shall be the amounts of the consideration attributable to the grant of rights with respect to the Product, as reasonably determined by the Parties in good faith. For the avoidance of doubt, Other Product Revenue shall be calculated without set-off or offset, and Other Product Revenue shall include payments made in lieu of any of the foregoing.

“Out-License” means each license or other agreement (or series of agreements) between the Seller or any of its Affiliates and any Third Party (other than Distributors) pursuant to which the Seller or any of its Affiliates (a) grants a license or sublicense under, or (b) sells, transfers or assigns (including by way of merger or consolidation), in each case, any Intellectual Property Right related to the development or Commercialization of a Product in the Territory. For the avoidance of doubt, “Out-License” shall include each of the Medtronic Agreement and the Terumo Agreement.

“Participation Start Date” means the July 31, 2025.

“Party” means the Seller or the Buyer, individually, and “Parties” means the Buyer and the Seller jointly.

“Patent Rights” means any and all material Patents owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses (including, for the avoidance of doubt, material Patents related to Improvements) that are necessary or used in the development, manufacture, use, or Commercialization of the Products in any country in the Territory.

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Performance Event” means the randomization per the study protocol of the 500th human subject in the Backbeat Clinical Study, pursuant to the applicable protocol for the Backbeat Clinical Study; provided that if the FDA accepts a reduction in sample size for assessment of primary endpoints of the Backbeat Clinical Study, the achievement of such reduced sample size will be deemed a Performance Event so long as the reduced sample size is reasonably likely to improve the timeline for Commercialization of the Primary Product.

“Permitted License” is defined in Section 6.8(a).

“Permitted License Correspondence” means, with respect to each Permitted License, copies of all of the following, in each case with respect to the Territory and the subject matter of such Permitted License:

(a)            minutes of, and other reports and materials distributed at, the meetings of the joint steering committee and any other subcommittee or working group set forth in such Permitted License to the extent that such information would reasonably be expected to have a material effect on the timing, duration or amount of the Revenue Payments; provided that Seller may redact any of the Permitted License’s technical information prior to providing such information to Buyer;

(b)            reports delivered to Seller by the counterparty of such Permitted License with respect to the amount invoiced, billed or otherwise recorded for sales of the products described in such Permitted License; and

(c)            material communications between the counterparty and the Seller relating to such Permitted License, sales of the products described in such Permitted License, the Patent Rights, or the product described in such Permitted License that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

“Permitted Liens” means the following:

(a)            Liens created in favor of Hercules and the other lenders party to the Hercules Loan Agreement pursuant to the Hercules Loan Agreement and subject at all times to the Hercules Intercreditor Agreement;

(b)            Liens securing Taxes, assessments and other governmental charges, the payment of which are not yet due and payable or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(c)            Liens imposed by any law arising in the ordinary course of business, including carriers’, warehousemen’s, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(d)            rights of any counterparty pursuant to any Permitted Licenses, including any interest or title of a counterparty under a Permitted License;

(e)            Liens created in favor of the Buyer pursuant to this Agreement, the IP Security Agreement and any other Transaction Document;

(f)             pledges or deposits made in the ordinary course of business in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(g)            servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, individually and in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Seller or any of its Subsidiaries;

(h)             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the ordinary course of business;

(i)             bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(j)             Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property and consignment arrangements entered into in the ordinary course of business; and

(k)            additional Liens so long as (i) such Liens do not secure debt for borrowed money, (ii) such Liens attach to specific assets (that are not Product Collateral), and not substantially all of the assets of the Seller and its Subsidiaries and (iii) the aggregate principal amount of the obligations secured thereby does not exceed $100,000 at any times outstanding.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Pledgor” is defined in the preamble.

“Primary Product” means any and all atrioventricular interval modulation, including the product known as of the date hereof as BackBeat Cardiac Neuromodulation Therapy™, and any Improvement thereof or thereto. For the avoidance of doubt, the Primary Product includes any product that constitutes a Product (as defined in the Medtronic Agreement) under the Medtronic Agreement.

“Primary Product Field” means the field of hypertension treatment.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product Collateral” means all of Seller’s or any of its Affiliates’ rights, title and interest in, to and under the following, whether now owned or hereafter acquired: (a) the Revenue Participation Right, (b) the Revenue Payments, (c) the Product Rights, (d) the Products, and (e) any “proceeds” (as defined in the UCC) of the foregoing.

“Product Rights” means any and all of the following, as they exist throughout the Territory as of the date hereof and during the term of this Agreement, in each case that are related to a Product: (a) Intellectual Property Rights, (b) Regulatory Submissions with respect to the Products, (c) In-Licenses, and (d) Out-Licenses.

“Product Rights Sale” is defined in Section 2.3(a)(i).

“Product Rights Sale Notice” is defined in Section 2.3(a)(i).

“Products” means any and all Primary Products and any and all Secondary Products.

“Proscribed Person” means a Person who:

(a) is, at the applicable time, a party to a dispute with the Seller pending before a Governmental Entity;

(b) has been or has an officer or director (that is, at the applicable time, employed by such Person) who has been: (i) debarred pursuant to subsections 306(a) or (b) of the Federal Food, Drug and Cosmetic Act, as amended (U.S.C. § 335(a) or (b)); (ii) suspended, debarred, or excluded from participating in any federal or state health care program; or (iii) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) but has not yet been excluded; or

(c) is or has an officer or director (that is, at the applicable time, employed by such Person) who is subject to U.S. economic sanctions (e.g., placed on the Specially Designated Nationals and Blocked Persons List).

“Purchase Price” is defined in Section 2.2.

“Receiving Party” is defined in Section 8.1.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of Regulatory Submissions by Regulatory Authorities in the applicable regulatory jurisdiction, that are necessary for the manufacture, use, storage, import, transport or sale of a medical device product in such regulatory jurisdiction, or are agreed to be required for the Commercialization between the Parties, including Marketing Approval, and any approval for changes to the preceding approvals such as changes to indication or legal manufacturer.

“Regulatory Authority” means any national, supranational, regional, state or local regulatory agency, department, bureau, commission council or other governmental entity whose review or approval is legally required for the manufacture, packaging, use, storage, import, export, distribution or promotion of a medical device product in the applicable jurisdiction, including the FDA and the EMA.

“Regulatory Submissions” means all applications, approvals, licenses, notifications, registrations, submissions an authorizations made to a Regulatory Authority in connection with the development, manufacture or Commercialization of a medical device product, including any marketing and reimbursements.

“Related Party” is defined in the definition of “Net Sales”.

“Representative” means, with respect to any Person, the trustees, directors, members, partners, managers, officers, employees, agents, advisors or other representatives (including attorneys, accountants, consultants, and financial advisors) of such Person.

“Revenue Allocation Ratio” is defined in Section 2.3(a)(i).

“Revenue Participation Right” means the right to receive in full all of the Revenue Payments, and an undivided ownership interest in all accounts (as defined in the UCC), general intangibles (as defined in the UCC), payment intangibles (as defined in the UCC) and all other rights to payment on account of, in connection with or arising from all Net Sales occurring, and all Other Product Revenue received, on and after the Participation Start Date, and all proceeds thereof, in an amount equal to the Included Product Revenue Royalty Rate.

“Revenue Payment Term” means the period commencing on the Participation Start Date and ending on the date in which no Product is being developed or Commercialized by or on behalf of Seller, any of its Affiliates, or any of its or their Licensees or Distributors and Buyer has received the last Revenue Payment payable hereunder in connection therewith.

“Revenue Payments” means, for each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, an amount payable to the Buyer equal to the product of the aggregate Included Product Revenue in respect of such Calendar Quarter, multiplied by the applicable Included Product Revenue Royalty Rate.

“Revenue Report” is defined in Section 6.3(b).

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Seller, any of its Affiliates or any Regulatory Authority, relating to an alleged lack of safety or regulatory compliance of any Product.

“Second Installment” means $15,000,000.

“Second Installment Payment Date” is defined in Section 3.2(b).

“Secondary Product” means any and all sirolimus angioinfusion balloon products, including the product known as of the date hereof as Virtue® Sirolimus AngioInfusion Balloon, and any Improvement thereof or thereto. For the avoidance of doubt, the Secondary Product includes any product that constitutes a Product (as defined in the Terumo Agreement) under the Terumo Agreement.

“Secondary Product Field” means the field of coronary artery treatment.

“Securities” is defined in Section 2.5.

“Seller” is defined in the preamble.

“Seller Account” means the account set forth on Exhibit H hereto or such other account as may be designated by the Seller in writing from time to time.

“Seller Common Stock” means the Common Stock, $0.0001 par value, of the Seller.

“Seller Indemnified Representatives” is defined in Section 7.1(b).

“Set-Off” means any right of set-off, counterclaim, reduction or deduction by contract or otherwise.

“Strategic Acquiror” means any Third Party engaged in the Commercialization of biomedical devices; provided, however, that Strategic Acquirer shall exclude any Third Party that does not directly Commercialize biomedical devices and is engaged in the business of buying or monetizing biopharmaceutical royalties.

“Strategic Transaction” means either (i) a Change of Control where the acquiror is a Strategic Acquiror, or (ii) a sale or transfer to a Strategic Acquiror of all or substantially all of the Product Rights related to a Product, whether by merger, sale of assets, reorganization, or other conveyance of title.

“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries. For purposes hereof, the Seller shall be deemed to control a partnership, limited liability company, association or other business entity if the Seller, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” means worldwide.

“Terumo” means Terumo Medical Corporation.

“Terumo Agreement” means that certain Distribution Agreement, dated as of June 13, 2019, by and between Terumo and Seller, as amended by that certain Amendment to Distribution Agreement, dated as of June 30, 2020 by and between Terumo and Seller, as further amended by that certain Letter Agreement, dated as of June 20, 2022, by and between Terumo and Seller, and as may be further amended from time to time in accordance with this Agreement.

“Terumo Agreement Correspondence” mean copies of all of the following, in each case with respect to the Territory:

(a)            minutes of, and other reports and materials distributed at, the meetings of the JSC (as defined in the Terumo Agreement) and any other subcommittee or working group to the extent that such information would reasonably be expected to have a material effect on the timing, duration or amount of the Revenue Payments; provided that Seller may redact any Confidential Information (as defined in the Terumo Agreement) of Terumo to the extent such Confidential Information is not permitted to be disclosed to Buyer by Seller pursuant to the Terumo Agreement; provided that, if any of the foregoing has been provided to Buyer in a redacted form in accordance with the foregoing, Seller shall, upon Buyer’s request, use commercially reasonable efforts to obtain approval from the applicable Licensee, to disclose (i) the redacted portions of such information to Buyer or (ii) a subset of the redacted portions of such information that Terumo is willing to permit disclosure to Buyer of, and, in each case, such corresponding unredacted materials shall also be Terumo Agreement Correspondence hereunder;

(b)            Terumo Quarterly Reports; and

(b)            material communications between Terumo and the Seller relating to the Terumo Agreement, Net Sales of the Secondary Product, the Patent Rights, or the Secondary Product that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

“Terumo Confidential Information” means, collectively, (a) the terms and conditions of the Terumo Agreement, (b) any and all Confidential Information (as defined in the Terumo Agreement) disclosed by or on behalf of Terumo under the Terumo Agreement or any other agreement between Terumo and the Seller, and (c) any and all other information that is otherwise disclosed by or on behalf of Terumo to the Seller or the Buyer on a confidential basis.

“Terumo Dispute” means any action, proceeding, lawsuit, litigation, arbitration, mediation or other formal legal proceeding by or before any Governmental Entity, arbitrator or mediator arising out of the facts or circumstances set forth in the letter, dated as of January 14, 2025, delivered by the Seller to Terumo.

“Terumo Foreground Patents” means the Patents covering the Foreground Information (as defined in the Terumo Agreement) that are owned by Terumo and licensed to the Seller pursuant to Section 12.1(d) of the Terumo Agreement.

“Terumo Joint Background Patents” means the Patents covering the Foreground Information (as defined in the Terumo Agreement) that are owned jointly by the Seller and Terumo pursuant to Section 12.1(c)(ii) of the Terumo Agreement.

“Terumo Quarterly Reports” means the Quarterly Reports as defined in Section 9.2 of the Terumo Agreement.

“Third Party” means any Person that is not the Seller or the Seller’s Affiliates or Buyer or the Buyer’s Affiliates.

“Third Party Claim” is defined in Section 7.2(a).

“Trademark” means any word, name, symbol, color, designation, or device, or any combination thereof, that functions as an identifier of the source or origin of goods or services, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered, including the goodwill associated with each of the foregoing.

“Trademark Rights” means any and all material Trademarks owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses (including, for the avoidance of doubt, material Trademarks related to Improvements) necessary or used in the development, manufacture, use, or Commercialization of the Products in the Territory.

“Transaction Documents” means this Agreement, the Bill of Sale, the Warrant, the Hercules Intercreditor Agreement, the Medtronic Intercreditor Agreement, the IP Security Agreement and any other security agreements, ancillary documents or agreements executed in connection with any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Warrant Shares” is defined in Section 2.5.

“Warrant” is defined in Section 2.5.

Section 1.2             Certain Interpretations.

(a)            Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(i)            “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(ii)           “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(iii)          “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iv)          references to a Person are also to its permitted successors and assigns;

(v)           references to the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”;

(vi)         definitions are applicable to the singular as well as the plural forms of such terms;

(vii)         references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(viii)        references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(ix)          references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

(b)            The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(c)            The Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (i) the corresponding section or paragraph in Article 4 and (ii) other sections or paragraphs in Article 4 to which its relevance is reasonably apparent from a reading of such disclosure. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had or would reasonably be expected to result in a Material Adverse Effect, or is outside the ordinary course of business.

Article 2

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE INTEREST

Section 2.1             Purchase, Sale and Assignment.

(a)            At the Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the Revenue Participation Right and the Revenue Payments, free and clear of all Liens (except for Liens expressly permitted pursuant to clause (e) of the definition of “Permitted Liens”). Immediately upon the Closing pursuant to this Section 2.1, all of the Seller’s right, title and interest in and to the Revenue Participation Right shall terminate, and all such right, title and interest shall vest in the Buyer.

(b)            It is the intention of the Parties that the sale, transfer, assignment and conveyance of the Revenue Participation Right contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s rights, title and interests in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized or treated as, a loan from the Buyer to the Seller, a financing transaction or a borrowing. It is the intention of the Parties that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. The Seller hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable laws, which waiver shall, to the maximum extent permitted by applicable laws, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of an “account,” a “payment intangible” or “general intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer and its authorized Representatives at any time to file one or more financing statements or any amendments to financing statements previously filed by the Buyer (and continuation statements with respect to such financing statements when applicable) naming the Seller as the seller and the Buyer as the buyer in respect of the Revenue Participation Right. Not in derogation of the foregoing statement of the intent of the Parties in this regard, and for the purposes of providing additional assurances to the Buyer, including in the event that, despite the intent of the Parties, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, pursuant to the terms of Article X, the Seller and its Affiliates has hereby unconditionally and irrevocably granted to the Buyer, a continuing security interest and Lien in, and a right to set-off against, any and all right, title and interest of the Seller in, to and under the Collateral (the “Back-Up Security Interest”). Notwithstanding anything to the contrary herein, upon the date that Buyer has actually received Revenue Payments [***], the Liens and Back-Up Security Interest in, to and under the Product Rights shall be automatically released without any further action necessary. In furtherance of the foregoing, the Buyer shall promptly file UCC-3 terminations and deliver to the Seller a lien release letter, in each case, releasing such Liens and Back-Up Security Interest, and execute and deliver to the Seller, at the Seller’s expense, all other documents that the Seller shall reasonably request to evidence such release.

Section 2.2             Purchase Price. Upon the terms and subject to the conditions of this Agreement, the purchase price to be paid by the Buyer in full consideration to the Seller for the sale, transfer, assignment and conveyance of the Revenue Participation Right is $35,000,000 (the “Purchase Price”), of which:

(a)            The First Installment shall be paid to Seller in accordance with Section 3.2; and

(b)            The Second Installment shall be paid to Seller in accordance with Section 3.2(b).

Section 2.3             Effect of Sale of Product Rights.

(a)            Mechanics of a Product Rights Sale:

(i)            Seller will give Buyer reasonable notice of its intent to sell the Product Rights with respect to the Primary Product or the Secondary Product that is not a Change of Control (each a “Product Rights Sale” and such notice, a “Product Rights Sale Notice”). [***].

(ii)           As a condition precedent to consummating any Product Rights Sale, (A) Seller shall be required to assign this Agreement in part to the Third Party acquiror in such Product Rights Sale, with such Third Party acquiror and Buyer to make such changes or amendments consistent with the intent of this agreement, (B) such Third Party acquiror shall be required to agree in writing with the Buyer to be bound by the obligations of the Seller contained in this Agreement with respect to the Product sold in such Product Rights Sale, and (C) Seller shall remain liable to Buyer for its obligations to the Buyer hereunder with respect to the Product not sold in such Product Rights Sale and, if any rights are retained by Seller with respect to the Product sold in such Product Rights Sale, then Seller shall remain liable to the Buyer hereunder with respect thereto as if such Product Rights Sale had not occurred.

(b)            From and after the closing date of a Product Rights Sale:

(i)            With respect to the Primary Product, Included Product Revenue shall be limited to [***].

(ii)           With respect to the Secondary Product, Included Product Revenue shall be limited to [***].

Section 2.4             Effect of Change of Control. In the event of a Change of Control of Seller, then from and after the closing date of such transaction, the Included Product Revenue shall be limited as if there was a Product Rights Sale of both the Primary Product and the Secondary Product; [***].

Section 2.5             Warrant. In consideration of Buyer’s purchase of the Revenue Participation Right and the Revenue Payments as described herein, Seller shall issue to Buyer at the Closing a warrant (the “Warrant”) to purchase from Seller up to 2,000,000 shares of Seller Common Stock (the “Warrant Shares” and, together with the Warrant, the “Securities) on the terms and conditions set forth in the Warrant. The Warrant shall be substantially in the form attached hereto as Exhibit A.

Section 2.6             No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Right and is not assuming any liability or obligation of the Seller or its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of the Seller under the Medtronic Agreement or Terumo Agreement). All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Seller or the Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.7             Performance Rachet.

(a)            If the Performance Event is not achieved by or on behalf of Seller (or any of its Affiliates or Licensees) prior to October 1, 2026, then beginning on such date, the percentages set forth in the definition of Included Product Royalty Rate will be, (i) with respect to subclauses (a) and (b) of such definition, eighteen percent (18%) and (ii) with respect to subclause (c) of such definition, five percent (5%).

(b)            If the Performance Event is not achieved by or on behalf of Seller (or any of its Affiliates or Licensees) prior to November 16, 2026, then beginning on such date, the percentages set forth in the definition of Included Product Royalty Rate will be, (i) with respect to subclauses (a) and (b) of such definition, nineteen percent (19%) and (ii) with respect to subclause (c) of such definition, six percent (6%).

(c)            If the Performance Event is not achieved by or on behalf of Seller (or any of its Affiliates or Licensees) prior to January 1, 2027, then beginning on such date, the percentages set forth in the definition of Included Product Royalty Rate will be, (i) with respect to subclauses (a) and (b) of such definition, twenty percent (20%) and (ii) with respect to subclause (c) of such definition, seven percent (7%).

Article 3

CLOSING AND PAYMENT OF PURCHASE PRICE

Section 3.1             Closing. Subject to the satisfaction or waiver of the conditions to Closing set forth in Section 3.5 (other than those that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall take place remotely via the exchange of documentation on the date upon which the satisfaction or waiver of all conditions set forth in Section 3.5 (other than those that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or such other place, time and date as the Parties may mutually agree (the “Closing Date”).

Section 3.2             Payment of Purchase Price.

(a)            At the Closing, the Buyer shall deliver to the Seller payment of the First Installment by wire transfer of immediately available funds to the Seller Account.

(b)            On the first Business Day that is two hundred and seventy (270) days from the Closing Date, (the “Second Installment Payment Date”), the Buyer shall deliver to the Seller payment of the Second Installment by wire transfer of immediately available funds to the Seller Account; provided that the obligation of the Buyer to make the payment of the Second Installment is subject to Seller delivering to Buyer at least two (2) Business Days prior to the Second Installment Payment Date, a certificate of the Seller, signed by an executive officer of the Seller, certifying that, as of the Second Installment Date:

(i)            the Medtronic Agreement remains in full force and effect;

(ii)           the enrollment of subjects in the Backbeat Clinical Study has not been suspended (unless such suspension has been lifted), placed on clinical hold, terminated or otherwise stopped for any reason other than if full enrollment of the required number of subjects has been achieved in accordance with the applicable protocol for the Backbeat Clinical Study

(iii)          the Seller has not received (A) from Medtronic any notice of termination of, or any notice expressing any intention to terminate, the Medtronic Agreement (whether in whole or in part) or (B) from Medtronic or any Regulatory Authority any notice of termination or suspension of, or any notice expressing any intention to terminate or suspend, the Backbeat Clinical Study (whether in whole or in part);

(iv)         since the date of this Agreement, there has not occurred any Material Adverse Effect; and

(v)          since the date of this Agreement, there has not occurred any event of default (or equivalent term) under the Hercules Loan Agreement or any event of default (or equivalent term) under the Medtronic Loan Agreement.

If Seller does not timely provide the foregoing certification, Buyer may, at its discretion, fund the Second Installment by wire transfer of immediately available funds to the Seller Account.

As soon as practicable (but in any event no later than one (1) Business Day) after payment of the Second Installment, Seller shall deliver to Buyer a duly executed receipt for payment of the Second Installment

Section 3.3             Seller Closing Deliverables. At the Closing (or such other time as set forth below), Seller shall deliver to Buyer:

(a)            a duly executed counterpart to the Bill of Sale, evidencing the sale, transfer, assignment and conveyance to the Buyer of the Revenue Participation Right;

(b)            a certificate of an executive officer of the Seller, dated as of the Closing, certifying as to the (i) attached copies of the organizational documents of the Seller and resolutions of the governing body of the Seller authorizing and approving the execution, delivery and performance by the Seller of the Transaction Documents and the transactions contemplated thereby and (ii) the incumbency of the officer or officers of the Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers;

(c)            a certificate of an executive officer of the Seller, dated as of the Closing, certifying that the conditions specified in Section 3.5(a)(i) and Section 3.5(a)(ii) are satisfied;

(d)            a solvency certificate executed by the chief financial officer, treasurer or other senior financial or accounting officer of the Seller substantially in the form attached hereto Exhibit I;

(e)            a copy of a UCC3 filed by the Seller evidencing the release of the liens on the Revenue Participation Right and Revenue Payments held by Hercules;

(f)             a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal withholding tax and “backup” withholding tax, which may be delivered prior to the Closing;

(g)            a customary legal opinion of Paul Hastings LLP, as corporate counsel to the Seller;

(h)            the Hercules Intercreditor Agreement, duly executed by the Buyer, Medtronic and Hercules (and acknowledged by the Seller);

(i)             the Hercules Loan Agreement Second Amendment, duly executed by the Seller, each applicable Subsidiary of the Seller, each lender party thereto and Hercules;

(j)             the IP Security Agreement, duly executed by the Buyer, the Seller and each Pledgor;

(k)            the Equity Purchase Agreement, duly executed by the Seller; and

(l)             the Warrant, duly executed by the Seller.

(m)           As soon as practicable (but in any event no later than one (1) Business Day after the Closing) Seller shall deliver to Buyer a duly executed receipt for payment of the First Installment.

Section 3.4             Buyer Closing Deliverables. At the Closing (or such other time as set forth below), Buyer shall deliver to Seller:

(a)            a duly executed counterparty to the Bill of Sale, evidencing the sale, transfer, assignment and conveyance to the Buyer of the Revenue Participation Right;

(b)            a certificate of an executive officer or authorized signatory of Buyer, dated as of the Closing, certifying as to the (i) the incumbency of the officer or officers of such Buyer who have executed and (iii) delivered the Transaction Documents, including therein a signature specimen of each such officer or officers;

(c)            a certificate of an executive officer or authorized signatory of the Buyer, dated as of the Closing, certifying that the conditions specified in Section 3.5(b)(i) are satisfied;

(d)            a valid, properly executed IRS Form W-9 certifying that the Buyer is exempt from U.S. federal withholding tax with respect to the Revenue Payments, which may be delivered prior to Closing;

(e)            the Hercules Intercreditor Agreement, duly executed by the Buyer; and

(f)            the IP Security Agreement, duly executed by the Buyer; and

(g)            the Equity Purchase Agreement, duly executed by the Buyer.

Section 3.5             Closing Conditions.

(a)            Conditions to the Buyer’s Obligations. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in writing by the Buyer in its sole discretion:

(i)            The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date).

(ii)           Since the date of this Agreement, there has not occurred any Material Adverse Effect.

(iii)          The Buyer shall have received from Seller the closing deliverables as set forth in Section 3.3.

(iv)          The closing of the transactions contemplated by the Equity Purchase Agreement shall have occurred.

(b)           Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in writing by the Seller in its sole discretion:

(i)            The representations and warranties of the Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date).

(ii)           The Seller shall have received from Buyer the closing deliverables as set forth in Section 3.4.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on the Disclosure Schedule attached hereto, the Seller represents and warrants to the Buyer that as of the date hereof:

Section 4.1             Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary.

Section 4.2             Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller. The Seller has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Seller, its officers, directors and stockholders is necessary for, the authorization, issuance (or reservation for issuance) and delivery of the Securities.

Section 4.3             Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 4.4             No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with the articles of, certificate of incorporation or bylaws of the Seller, (b) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller or the Revenue Participation Right, (c) contravene or conflict with or constitute a material default under any material Contract or Judgment binding upon or applicable to the Seller or the Revenue Participation Right, or (d) contravene or conflict with or constitute a default under (i) the Medtronic Agreement, (ii) the Terumo Agreement, or (iii) except to the extent that such contravention, conflict, or breach would not reasonably be expected to result in a Material Adverse Effect, any other Contract binding upon or applicable to the Seller or any of its Affiliates.

Section 4.5             Consents. Except for the consents that have been obtained on or prior to the Closing, the UCC financing statements contemplated hereby, or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (a) the execution and delivery by the Seller of this Agreement, (b) the performance by the Seller of its obligations under this Agreement or (c) the consummation by the Seller of any of the transactions contemplated by this Agreement.

Section 4.6             No Litigation. Neither the Seller nor any of its Affiliates is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, suit, investigation or proceeding has been threatened against the Seller, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

Section 4.7             Compliance.

(a)            All applications, submissions, information and data related to the Products (other than projections or forward-looking information) submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller, its Affiliates, or, to the Knowledge of the Seller, its Licensees, were true and correct in all material respects as of the date of such submission or request. To the Knowledge of the Seller, any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations to be made by or on behalf of the Seller or its Licensees have been submitted to the necessary Regulatory Authorities.

(b)            Neither the Seller nor its Affiliates or, to the Knowledge of the Seller, its Licensees, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or EMA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” (“FDA Application Integrity Policy”), or any similar policies by the FDA or any other Governmental Entity, set forth in any applicable laws or regulations. Neither the Seller nor its Affiliates, or, to the Knowledge of the Seller, any of its and their respective officers, employees, contractors or agents is the subject of any pending or, to the Knowledge of the Seller, threatened investigation by the FDA that could reasonably result in the invocation of the FDA Application Integrity Policy or any similar policies by FDA or any other Governmental Entity.

(c)            The Seller has provided to the Buyer prior to the date hereof in the Data Room true and correct copies or summaries of all material written communications sent or received by the Seller and any of its Affiliates to or from any Regulatory Authorities in the Territory that relate to the Products since January 1, 2021.

(d)            None of the Seller, any of its Affiliates and, to the Knowledge of the Seller, its Licensees or any Third Party manufacturer of any Product, has received from the FDA a “Warning Letter”, Form FDA-483, “Untitled Letter,” or similar material written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA, or any comparable material written correspondence from any other Regulatory Authority in the Territory, with regard to any Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Seller or such Affiliate, Licensee, or Third Party manufacturer, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)            Since January 1, 2021, (i) there have been no Safety Notices in the Territory, (ii) to the Knowledge of the Seller, there are no unresolved material product complaints with respect to the Products, which would result in a Material Adverse Effect, and (iii) to the Knowledge of the Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (A) a material Safety Notice with respect to the Products, or (B) a material change in the labeling of the Products. Since January 1, 2021, neither the Seller nor any of its Affiliates nor, to the Knowledge of the Seller, its Licensees, has experienced any significant failures in the manufacturing of the Products for clinical use or commercial sale in the Territory that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.

(f)             The Seller, its Affiliates and, to the Knowledge of the Seller, its Licensees, possess all material permits, licenses, registrations, certificates, authorizations, orders and approvals from FDA or any similar Regulatory Authority necessary to conduct their business as currently conducted with respect to the Product (collectively, “Permits”). None of the Seller or any of its Affiliates or, to the Knowledge of the Seller, its Licensees have received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any Permit. Neither the Seller, its Affiliates, nor, to the Knowledge of the Seller, any Licensee, officer, employee or agent of the Seller or its Affiliates or Licensees has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Entities, (ii) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration or under any similar program or by any Governmental Entities, or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any other Governmental Entities. Neither the Seller, its Affiliates, nor, to the Knowledge of the Seller, any Licensee, officer, employee, contractor or agent of the Seller or its Affiliates or Licensees has made an untrue statement of material fact on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA or any other similar Regulatory Authority.

(g)            The Seller, its Affiliates and, to the Knowledge of the Seller, its Licensees is and has been in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Authority, including the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, applicable requirements in FDA regulations, and any orders issued by FDA or any similar Regulatory Authorities, and all other laws regarding ownership, developing, testing, manufacturing, packaging, storage, import, export, disposal, marketing, distributing, promoting, and complaint handling or adverse event reporting for the products of the Seller, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

Section 4.8             Licenses.

(a)            In-Licenses. There are no In-Licenses currently in effect or contemplated.

(b)            Out-Licenses. Attached hereto as Exhibit J, is true, correct and complete copy of the Medtronic Agreement. Attached hereto as Exhibit K, is true, correct and complete copy of the Terumo Agreement. The Seller has delivered to the Buyer true, correct and complete copies of all Medtronic Agreement Correspondence and Terumo Agreement Correspondence. Except for the Medtronic Agreement and the Terumo Agreement, there are no Out-Licenses. Other than the Medtronic Agreement, there are no Contracts between Seller (or any predecessor or Affiliate thereof), on the one hand, and Medtronic (or any predecessor or Affiliate), on the other hand, relating to any of the Products. Other than the Terumo Agreement, there are no Contracts between Seller (or any predecessor or Affiliate thereof), on the one hand, and Terumo (or any predecessor or Affiliate), on the other hand, relating to any of the Products. Neither the Seller nor Medtronic has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of the Medtronic Agreement. Neither the Seller nor Terumo has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of the Terumo Agreement. There is no proposal made by or to the Seller or its Affiliates to amend or waive any provision of the Medtronic Agreement or the Terumo Agreement in any manner that (i) would result in a breach of this Agreement or (ii) would otherwise reasonably be expected to have a Material Adverse Effect.

(c)            No Other Agreements. Other than the Medtronic Agreement and the Terumo Agreement, there are no other material Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Medtronic or Terumo (or any predecessor or Affiliate thereof), on the other hand, that relate to the Medtronic Agreement, the Terumo Agreement, any Patent Rights, the Products (including the research, development or Commercialization thereof), or the Revenue Payments. To the Knowledge of the Seller, the Medtronic Agreement is the only material Contract between Medtronic (or any predecessor or Affiliate thereof), on the one hand, and any other Person, on the other hand, relating to the Primary Product (including the research, development or Commercialization thereof), other than any Contracts entered into in the ordinary course with Distributors or contract manufacturing organizations (provided they are solely engaged in manufacturing) and other non-sales force service contractors (provided they are not engaged in any material Commercialization activities). To the Knowledge of the Seller, the Terumo Agreement is the only material Contract between Terumo (or any predecessor or Affiliate thereof), on the one hand, and any other Person, on the other hand, relating to the Secondary Product (including the research, development or Commercialization thereof), other than any Contracts entered into in the ordinary course with Distributors or contract manufacturing organizations (provided they are solely engaged in manufacturing) and other non-sales force service contractors (provided they are not engaged in any material Commercialization activities). No executed, draft or proposed Contract between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Medtronic or Terumo (or any predecessor or Affiliate thereof), on the other hand, contains any provision, term or condition that would reasonably be expected to result in a Material Adverse Effect.

(d)            Validity and Enforceability of Licenses. Each of the Medtronic Agreement and the Terumo Agreement is a valid and binding obligation of the Seller and the respective counterparty thereto. Each of the Medtronic Agreement and the Terumo Agreement is enforceable against each respective counterparty thereto in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). The Seller has not received any written notice in connection with the Medtronic Agreement or the Terumo Agreement challenging the validity or enforceability of any provision of such agreement.

(e)            No Termination. Other than as disclosed on Schedule 4.8(f), the Seller has not (i) given notice to a counterparty of the termination of the Medtronic Agreement or the Terumo Agreement (whether in whole or in part) or any notice to a counterparty expressing any intention to terminate the Medtronic Agreement or Terumo Agreement or (ii) received from a counterparty thereto any written notice of termination of the Medtronic Agreement or Terumo Agreement (whether in whole or in part) or any written notice from a counterparty expressing any intention to terminate the Medtronic Agreement or Terumo Agreement. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of, or either the Seller or a counterparty thereto having the right to terminate (other than contractual rights to terminate for convenience), the Medtronic Agreement or the Terumo Agreement.

(f)             Compliance; No Breaches or Defaults. Other than as disclosed on Schedule 4.8(f), (i) each of the Seller and Medtronic have complied with their respective obligations under the Medtronic Agreement in all material respects and (ii) each of the Seller and Terumo have complied with their respective obligations under the Terumo Agreement in all material respects. There is and has been no material breach or default under any provision of the Medtronic Agreement or Terumo Agreement either by the Seller or, to the Knowledge of the Seller, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by the Seller or, to the Knowledge of the Seller, by the respective counterparty to such agreement.

(g)            Payments Made. Medtronic has made all payments to the Seller required under the Medtronic Agreement as of the date hereof. Terumo has made all payments to the Seller required under the Terumo Agreement as of the date hereof. To the Knowledge of the Seller, other than the payments payable to the Seller under the Medtronic Agreement and Terumo Agreement, no Person is owed any royalty payment, milestone payment or other payment of any kind in connection with the discovery, research, development, manufacture, use, sale or other exploitation of any of the Products.

(h)            No Assignments. The Seller has not consented to any assignment by the counterparty to the Medtronic Agreement or the Terumo Agreement of any of its rights or obligations under any Contracts and, to the Knowledge of the Seller, the counterparty has not assigned any of its rights or obligations under any such Contract to any Person. The Seller has not conveyed, assigned or in any other way transferred all or any portion of its right, title and interest in and to the Revenue Participation Right, the Revenue Payments, any Patent Rights, the Medtronic Agreement, or the Terumo Agreement, except for the Seller’s grant of a security interest to Hercules pursuant to that Hercules Loan Agreement.

(i)             No Indemnification Claims. The Seller has not notified any Person of any claims for indemnification under any Out-License nor has the Seller received any claims for indemnification under any Out-License.

(j)             No Infringement. Neither the Seller nor any of its Affiliates has received any written notice from, or given any written notice to, any counterparty to the Medtronic Agreement or Terumo Agreement regarding any infringement of any of the Existing Patent Rights.

(k)            Product. The Primary Product is a “Product” under the Medtronic Agreement, and to the Knowledge of the Seller, there are no other products being researched, developed or Commercialized in the Territory by or on behalf of Medtronic under the Medtronic Agreement. The Secondary Product is a “Product” under the Terumo Agreement, and to the Knowledge of the Seller, there are no other products being researched, developed or Commercialized in the Territory by or on behalf of Terumo under the Terumo Agreement.

(l)             Audits. The Seller has not initiated any inspection or audit of books of accounts or other records pertaining to Net Sales of a Product or the calculation of revenue share, royalties, milestone payments or other amounts payable to the Seller or any of its Affiliates or Subsidiaries under the Medtronic Agreement or the Terumo Agreement.

(m)           Transaction Classification. Neither the transactions contemplated under this Agreement, nor the exercise by Buyer of its rights under the Transaction Documents, constitute (i) Primary Field Prohibited Activities or Transactions (as defined in the Medtronic Agreement) or (ii) a Virtue Transaction (as defined in the Terumo Agreement).

Section 4.9             No Liens; Title to Revenue Participation Right. On the Closing, subject to receipt of the First Installment by Seller in accordance with Section 3.2, the Buyer will have acquired, subject to the terms and conditions set forth herein, good and marketable title to the Revenue Participation Right, the Revenue Payments and all “proceeds” (as defined in the UCC) of each of the foregoing, in each case free and clear of all Liens (except for Liens expressly permitted pursuant to clause (e) of the definition of “Permitted Liens”). None of the Product Rights or Products is subject to, or encumbered by, any Lien (except for Liens expressly permitted pursuant to clauses (a) and (e) of the definition of “Permitted Liens”). The Buyer has a Lien in the Product Rights and the Product that is superior to any Lien of any other Person other than any Lien expressly permitted by clause (a) of the definition of “Permitted Liens” and solely to the extent contemplated by and subject to the Hercules Intercreditor Agreement and the IP Security Agreement. The Seller holds all rights, interests, and title in the Product Collateral and has all authority and received all consents necessary to fully grant the Back-Up Security Interest.

Section 4.10           Manufacturing; Supply. The Products have, since January 1, 2021, been manufactured, transported, stored and handled in all material respects in accordance with applicable law and with good manufacturing practices in the Territory. Since January 1, 2021, neither the Seller nor any Affiliate of the Seller, nor, to the Knowledge of the Seller, any of its Licensees, has experienced any significant failures in the manufacturing or supply of any Product in the Territory that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect. The Seller or, to the Knowledge of the Seller, Medtronic has on hand or has made adequate provisions to (a) secure sufficient clinical quantities of the Primary Product to complete all clinical trials and all activities required for Regulatory Approvals, in each case, that are ongoing or planned as of the date hereof in accordance with the Medtronic Agreement, and (b) secure sufficient quantities of the Primary Product to support the commercial launch of the Primary Products in the Primary Territories (as defined in the Medtronic Agreement). The Seller or, to the Knowledge of the Seller, Terumo has on hand or has made adequate provisions to (a) secure sufficient clinical quantities of the Secondary Product to complete all clinical trials and all activities required for Regulatory Approvals, in each case, that are ongoing or planned as of the date hereof in accordance with the Terumo Agreement, and (b) secure sufficient quantities of the Secondary Products to support the commercial launch of the Secondary Products in the Primary Territories (as defined in the Terumo Agreement).

Section 4.11           Intellectual Property.

(a)            Schedule 4.11(a) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (the “Existing Patent Rights”). Except as indicated on Schedule 4.11(a), the Seller or its Affiliates are the sole and exclusive owner of all Existing Patent Rights. To the Knowledge of the Seller, (i) Terumo is the sole and exclusive owner of all the currently existing Terumo Foreground Patents included within the Existing Patent Rights (the “Existing Terumo Patent Rights”), (ii) the Seller and Terumo are the only joint owners of and have a joint interest in all of currently existing Terumo Joint Background Patents included within the Existing Patent Rights, and (iii) the Seller and Medtronic are the only joint owners of and have a joint interest in all of currently existing Medtronic Joint Background Patents and Medtronic Joint Integration Patents included within the Existing Patent Rights. Schedule 4.11(a) of the Disclosure Schedule specifies as to each listed patent or patent application the assignee(s), the respective patent or application numbers, and the issue and filing dates.

(b)            Schedule 4.11(b) of the Disclosure Schedule lists all of the currently existing Trademarks owned by Seller or its Affiliates included within the Trademark Rights (together with any exclusively in-licensed Trademarks within the Trademark Rights, the “Existing Trademark Rights”). Except as set forth on Schedule 4.11(b) of the Disclosure Schedule, as of the date hereof, the Seller is the sole and exclusive owner of all of the Existing Trademark Rights.

(c)            Neither the Seller nor any of its Affiliates is a party to any pending and, to the Knowledge of the Seller, there is no other pending or threatened, litigation, interference, reexamination, inter partes review, opposition or like procedure involving any of the Existing Patent Rights.

(d)            All of the issued Patents within the Existing Patent Rights are (i) to the Knowledge of the Seller, valid, enforceable and (ii) in full force and effect. None of the issued Patents within the Existing Patent Rights have lapsed, expired or otherwise terminated. The Seller and its Affiliates, and to the Knowledge of the Seller, Medtronic, Terumo and their respective Affiliates, have not received (A) any written notice relating to the lapse, expiration or other termination of any of the issued Patents within the Existing Patent Rights, and (B) any opinion (however qualified) of outside counsel that alleges that, an issued Patent within any of the Existing Patent Rights, or patent claims therein, is invalid or unenforceable.

(e)            To the Knowledge of the Seller, (i) each Person associated with the filing and prosecution of the Existing Patent Rights has complied in all material respects with all applicable duties of candor and good faith in dealing with their respective patent offices and (ii) each of the Existing Patent Rights correctly names each inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Patent Right was issued or is pending.

(f)             The Seller and its Affiliates, and to the Knowledge of the Seller, Medtronic, Terumo and their respective Affiliates, have not received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.

(g)            Neither Seller nor its Affiliates has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller in and to, or the patentability, validity or enforceability of, any of the Seller-owned Existing Patent Rights. To the Knowledge of the Seller, Terumo and its Affiliates, have not received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of Terumo in and to, or the patentability, validity or enforceability of any of the Existing Terumo Patent Rights. The Seller and its Affiliates and, to the Knowledge of the Seller, Medtronic, Terumo and their respective Affiliates, have not received any claim by any Person asserting that the development, manufacture, importation, sale, offer for sale or use of the Products infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights in the Territory.

(h)            To the Knowledge of the Seller, the discovery, development, manufacture, importation, sale, offer for sale or use of the Products, in each case in the form the Products exists as of the date hereof and as such activity is currently contemplated by the Seller, Medtronic or Terumo, as applicable, has not and will not, infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party in the Territory. To the Knowledge of the Seller, no Licensee has in-licensed any Patents or other intellectual property rights necessary to the discovery, development, manufacture, use, sale, offer for sale or import of the Product.

(i)             To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Intellectual Property Rights in the Territory.

(j)             All current and former employees and consultants who contributed to the discovery or development of any Existing Patent Rights did so pursuant to written agreements assigning all rights to such developed subject matter to Seller or an Affiliate of Seller.

(k)            All maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Patent Rights have been timely paid.

(l)             To the Knowledge of the Seller, no Third Party has a binding contractual right to prosecute any Patent Rights on behalf of Medtronic or Terumo. To the Knowledge of the Seller, Medtronic has not elected to not prosecute any of the Patent Rights pursuant to Section 11.6 of the Medtronic Agreement. To the Knowledge of the Seller, Terumo has not elected to not prosecute any of the Patent Rights pursuant to Section 12.3 of the Terumo Agreement.

Section 4.12           Indebtedness. Schedule 4.12 of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness for borrowed money of the Seller and its Subsidiaries as of the date hereof.

Section 4.13           Lien-Related Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding ten (10) years has been, “Orchestra BioMed Holdings, Inc.”. The Seller is, and for the prior ten (10) years has been, incorporated in the State of Delaware. The address of the chief executive office of the Seller is 150 Union Square Drive, New Hope, Pennsylvania 18938.

Section 4.14           Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

Section 4.15           Preemptive Rights. No Person is entitled to preemptive or similar statutory or contractual rights with respect to the issuance by the Seller of any securities of the Seller, including, without limitation, the Securities. The issuance and sale of the Securities hereunder will not obligate the Seller to issue shares of Seller Common Stock or other securities to any other Person (other than the Buyer) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Section 4.16           Valid Issuance. The Warrant Shares have been duly and validly authorized and reserved for issuance and, upon exercise of the Warrant in accordance with their respective terms, including the payment of any exercise price therefor, will be validly issued, fully paid and nonassessable and will be free and clear of all encumbrances and restrictions (other than those created by the Buyer), except for restrictions on transfer set forth in the Warrant or imposed by applicable securities laws. The Warrant Shares will be issued in compliance with all applicable federal and state securities laws.

Section 4.17           SEC Filings. The Seller has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Seller under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Sections 13(a) or 15(d) thereof, for the one year period preceding the date hereof (collectively, the “SEC Filings”). At the time of filing thereof, the SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Securities and Exchange Commission thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.18           Compliance with Nasdaq Continued Listing Requirements. The Seller is in compliance with applicable Nasdaq continued listing requirements. There are no proceedings pending or threatened against the Seller relating to the continued listing of the Seller Common Stock on Nasdaq and the Seller has not received any notice of, nor is there any reasonable basis for, the delisting of the Seller Common Stock from Nasdaq.

Section 4.19           No Directed Selling Efforts or General Solicitation. Neither the Seller nor any Person acting on its behalf has conducted any general solicitation or general advertising in connection with the offer or sale of any of the Securities.

Section 4.20           No Integrated Offering. Neither the Seller nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any securities of the Seller or solicited any offers to buy any securities of the Seller, under circumstances that would adversely affect reliance by the Seller on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the Securities Act.

Section 4.21           Private Placement. The offer and sale of the Securities to the Buyer and the exercise of the Warrant are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2). The issuance and sale of the Securities and the exercise of the Warrant do not and will not contravene the rules and regulations of Nasdaq.

Section 4.22           Investment Company. The Seller is not required to be registered as, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.23           Shell Company Status. The Seller is not, and has never been, an issuer identified in Rule 144(i)(1).

Article 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as of the date hereof that:

Section 5.1             Existence; Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2             Authorization. The Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

Section 5.3             Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 5.4             No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (a) contravene or conflict with the organizational documents of the Buyer, (b) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (c) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

Section 5.5             Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (a) the execution and delivery by the Buyer of this Agreement, (b) the performance by the Buyer of its obligations under this Agreement or (c) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

Section 5.6             No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

Section 5.7             Financing. The Buyer has sufficient cash to pay the Purchase Price when due pursuant to Section 2.2. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Article 6

COVENANTS

Section 6.1             Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release or the press release set forth on Exhibit L, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).

Section 6.2             Information Rights. From and after the Closing Date, senior representatives of the Seller will meet at the request of the Buyer (no more often than once per calendar quarter) to discuss, among other things, material commercial, regulatory and intellectual property developments relating to the Products in the Territory, including the status of Medtronic’s and Terumo’s compliance with their respective development and commercialization obligations set forth in the Medtronic Agreement and Terumo Agreement, as applicable (each such meeting and, if applicable, related materials provided in response to Buyer’s request for additional information, an “Update Report”). The Seller shall also provide the Buyer with such additional information in its possession and control regarding the Products in the Territory included in each Update Report as the Buyer may reasonably request from time to time; provided that the Seller may redact information to the extent such information is not related to, and does not involve or affect, the Products or any rights of the Buyer under the Transaction Documents. The Seller and its Affiliates shall prepare and maintain, and shall use Commercially Reasonable Efforts to cause its Licensees and non-controlled Affiliates to prepare and maintain, reasonably complete and accurate records of the information to be disclosed in each Update Report and Revenue Report (together, the “Reports”). Promptly (and in any event no later than ten (10) Business Days) following the receipt by the Seller from or on behalf Medtronic, Terumo or any Third Party of any Medtronic Agreement Correspondence, any Terumo Agreement Correspondence or any Permitted License Correspondence, as applicable, the Seller shall furnish a copy of the same to the Buyer; provided, that to the extent any Medtronic Agreement Correspondence, Terumo Agreement Correspondence or Permitted License Correspondence has been provided to Buyer in a redacted form in order to comply with the confidentiality terms of the Medtronic Agreement, Terumo Agreement or Permitted License, as applicable, Seller shall, upon Buyer’s request, use commercially reasonable efforts to obtain approval from the applicable Licensee, to disclose (i) the redacted portions of such information to Buyer or (ii) a subset of the redacted portions of such information that the applicable Licensee is willing to permit disclosure to Buyer of, and, in each case, promptly following such approval, Seller provide such unredacted information to Buyer. All Reports, Medtronic Agreement Correspondence, Terumo Agreement Correspondence, Permitted License Correspondence and the Confidential Information contained therein, shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in Article 8.

Section 6.3             Revenue Payments; Revenue Participation and Revenue Payment Details.

(a)            From and after the Closing Date, the Seller shall remit to the Buyer, without any Set-Off (subject, in each case, to Section 6.15), the Revenue Payment for each Calendar Quarter promptly, but in any event no later than sixty (60) calendar days after the end of each applicable Calendar Quarter; provided, however, that Revenue Payments in respect of Other Product Revenue shall not be due until such Other Product Revenue is actually received by the Seller or any of its Affiliates. A late fee of four percent (4%) over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Revenue Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default. The first Calendar Quarter for which a Revenue Payment is due shall be deemed to commence on the first Calendar Quarter following the Participation Start Date.

(b)            From and after the first Calendar Quarter following the Participation Start Date, for each Calendar Quarter, promptly, but in any event no later than forty-five (45) calendar days after the end of each Calendar Quarter, the Seller shall provide to Buyer a report setting forth in reasonable detail (a “Revenue Report”): (i) Net Sales of the Products for the applicable Calendar Quarter and Calendar Year to date, on a country-by-country and Product-by-Product basis (including a break-down of all deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.6(f)), (ii) the Other Product Revenue for the applicable Calendar Quarter and Calendar Year to date, on a country-by-country and Product-by-Product basis (including an explanation of the payment and Contract giving rise to such Other Product Revenue) and (iii) (A) the calculation of the Revenue Payment payable to the Buyer for the applicable Calendar Quarter, identifying, on a country-by-country and Product-by-Product basis, the number of units of Products sold by the Seller and its Affiliates, and (B) foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in the preparation of the Seller’s annual financial statements in accordance with GAAP).

(c)            The Seller shall maintain a lockbox account for the purpose of making Revenue Payments hereunder (the “Lockbox Account”) and shall either: (i) direct the amount of the product of the applicable Included Product Revenue Royalty Rate multiplied by the applicable Included Product Revenue of Products to be paid directly to the Lockbox Account or (ii) within sixty (60) calendar days of the end of each Calendar Quarter, deposit into, or maintain an amount in, the Lockbox Account an amount equal to one hundred percent (100%) of the Revenue Payments payable to the Buyer by the Seller pursuant to this Agreement for the prior Calendar Quarter. The remittance of the Revenue Payments to the Buyer under this Section 6.3 shall be made first from the Lockbox Account and then from the Seller’s other accounts, if necessary. The Seller shall, on or prior to the date that is one hundred and twenty (120) days following the Closing, enter into a Deposit Agreement with the Depositary Bank and Buyer with respect to the Lockbox Account. Buyer shall have the right to exercise all of its rights and remedies under this Agreement including, without limitation, directing the Depositary Bank to transfer all of the funds in the Lockbox Account to Buyer. Seller shall have no right to terminate the Lockbox Account without Buyer’s prior written consent.

(d)            Any payments required to be made by either Party under this Agreement shall be made in United States Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other Party shall designate in writing prior to the date of such payment.

Section 6.4             Inspections and Audits of the Seller. Following the Closing, upon at least ten (10) Business Days’ written notice and during normal business hours, no more frequently than once per Calendar Year, the Buyer may cause an inspection or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the two Calendar Years prior to the audit for the purpose of determining the correctness of Revenue Payments made under this Agreement. Upon the Buyer’s reasonable request, no more frequently than once per calendar year while any Out-License or Permitted License remains in effect, the Seller shall use Commercially Reasonable Efforts to exercise any rights it may have under any Out-License or Permitted License relating to the Products to cause an inspection or audit by an independent public accounting firm reasonably acceptable to Buyer to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the Revenue Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne solely by the Buyer, unless the independent public accounting firm determines that the Revenue Payments previously paid during the period of the audit were underpaid by an amount greater than five percent (5%) of the Revenue Payments actually paid during such period, in which case such expenses shall be borne by the Seller. Such accounting firm will enter into a confidentiality agreement and an engagement letter reasonably acceptable to the Seller governing the use and disclosure of the Seller’s information disclosed to such accounting firm and such accounting firm’s acceptance of the procedures set forth in this Section 6.4. Such accounting firm shall not disclose the Confidential Information of the Seller or any such Licensee relating to the Products to the Buyer, except to the extent such disclosure is necessary to determine the correctness of Revenue Payments or otherwise would be included in a Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information of the Seller subject to Article 8. The Parties agree that the calculation of Net Sales of the Products and the Revenue Payments by such accounting firm contemplated by this Section 6.4 is to measure Net Sales of the Products and the Revenue Payments in accordance with the terms of this Agreement, and such calculation is not intended to permit the introduction of accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies contrary to those specified in this Agreement for the purposes of determining Net Sales of the Products and the Revenue Payments. Such accounting firm shall provide a copy of its report to the Parties simultaneously. The Parties shall have thirty (30) calendar days from the date of delivery of such report to provide the accounting firm with comments on such report, which each Party shall deliver to the accounting firm and the other Party simultaneously. The accounting firm shall consider such comments in good faith and shall deliver an updated report within fifteen (15) calendar days of the earlier to occur of such thirty (30) day review period or the Parties’ written confirmation of submission of final comments to such accounting firm’s initial report. If the final report of the accounting firm in respect of an audit discloses any underpayments by the Seller to the Buyer, then such underpayment, shall be paid by the Seller to the Buyer within thirty (30) calendar days of it being so disclosed. If any audit discloses any overpayments by the Seller to the Buyer, then, the Seller shall have the right to credit the amount of the overpayment against each subsequent Calendar Quarter Revenue Payment due to the Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final Calendar Quarter Revenue Payment due hereunder, the Buyer shall promptly refund an amount equal to any such remaining overpayment.

Section 6.5             Inspections and Audits of Licensee. The Seller shall notify the Buyer in writing if it initiates an inspection or audit of the books of account of any counterparty to an Out-License. The Seller shall provide to the Buyer a copy of any audit report conducted with respect to an Out-License within ten (10) Business Days of receipt thereof. If any such audit discloses any underpayments by the applicable Licensee to the Seller, then any such underpayment shall be deemed Net Sales as of when such payment was due to the Seller and shall be subject to the Revenue Participation Right. If any such audit discloses any overpayments by the Licensee to Seller, then the Seller shall have the right to credit the amount of any overpayment actually returned to Licensee against each subsequent Calendar Quarter Revenue Payment due to the Buyer until the Revenue Participation Right with respect to such overpayment has been fully applied. If the overpayment is not fully applied prior to the final Calendar Quarter Revenue Payment due hereunder, the Buyer shall promptly refund an amount equal to any such remaining overpayment.

Section 6.6             Intellectual Property Matters.

(a)            The Seller shall provide to the Buyer a copy of any written notice received by the Seller from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.

(b)            If, to the Knowledge of the Seller, a Third Party infringes, or is suspected of infringing, any Patent Right, the Seller shall promptly inform the Buyer of such infringement or suspected infringement. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any suspected infringement of any Patent Rights delivered or received by the Seller, as well as copies of material correspondence related thereto and such documentation and information related thereto as the Buyer reasonably requests, including, communications between the counterparty thereto and the Seller under the Medtronic Agreement, the Terumo Agreement or a Permitted License, in each case as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.

(c)            The Seller shall keep the Buyer reasonably informed of, and shall consider in good faith any comments provided by the Buyer with respect to, any enforcement action of the Patent Rights under the Medtronic Agreement, Terumo Agreement or a Permitted License. To the extent Licensee enforces any of the Patent Rights in accordance with the Medtronic Agreement, Terumo Agreement or a Permitted License together with any other Patents owned or controlled by Licensee, the Seller agrees to negotiate in good faith with Licensee and agree to a reasonable allocation of proceeds as between the Patent Rights and any other Patents that were subject to such suit. In each such case, the Seller shall obtain and deliver to the Buyer an accounting detailing the proceeds allocated to the Patent Rights. Within ten (10) Business Days of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right, the Seller shall provide the Buyer with written notice of such enforcement action.

(d)            Subject to the rights and obligations of any Licensees, licensors or co-owners of Patent Rights (including any counterparties to an In-License), the Seller shall (i) take any and all reasonably necessary actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the applicable Patents owned by Seller or its Affiliates included within the Patent Rights and with respect to which the Seller has prosecution rights (and, with respect to Patents licensed to Seller or its Affiliates and included within the Patent Rights, shall use Commercially Reasonable Efforts with respect thereto), including, as applicable, payment of maintenance fees or annuities, and (ii) shall use Commercially Reasonable Efforts with respect to the prosecution and maintenance of the Patent Rights.

(e)            The Seller shall, with respect to any Patent Rights for which the Seller controls the prosecution and maintenance, (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable (A) to diligently prosecute, preserve and maintain any such Patent Rights, including payment of maintenance fees or annuities on any such Patent Rights, and (B) to extend the term of any such Patent Rights or exclusivity period for the applicable Product (including any patent term extension(s) or supplementary protection certificate(s) with respect to any such Patent Rights, regulatory exclusivity periods with respect to such Product, or the like), in each case ((A) and (B)), including to the extent permitted in accordance with the Medtronic Agreement, the Terumo Agreement or a Permitted License; (ii) prosecute any corrections, substitutions, reissues, reviews, reexaminations and any other forms of patent term restoration of any such Patent Rights, including to the extent permitted in accordance with the Medtronic Agreement, the Terumo Agreement or a Permitted License; (iii) diligently enforce and defend any such Patent Rights, and defending any counterclaim of invalidity or unenforceability or action of a Third Party for declaratory judgment of non-infringement or non-interference, including to the extent permitted in accordance with the Medtronic Agreement, the Terumo Agreement or a Permitted License; and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against Third Party infringers) of, any such Patent Rights, including to the extent permitted in accordance with the Medtronic Agreement, the Terumo Agreement or a Permitted License. The Seller shall keep the Buyer reasonably informed of, and shall consider in good faith any comments provided by the Buyer with respect to, the activities under this Section 6.6(e).

(f)            As between the Parties, the Seller’s actions required to be taken under this Section 6.5 shall be taken at the Seller’s sole expense. If the Seller recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights in the Territory or relating to the Products and actions of such Third Party competitive with the Products in the Territory, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller or its Affiliates, or its licensors or licensees, in bringing such action (including all reasonable attorney’s fees) and (ii) any remaining amounts, to the extent payable to Seller or its Affiliates (excluding punitive or exemplary damages awarded) will be treated as Other Product Revenue with respect to the Territory.

(g)            The Buyer shall have the right to participate in any action, suit or other proceeding or any material meeting or material discussion relating to the infringement, legality, validity or enforceability of the Patent Rights, including any counterclaim, settlement discussions or meetings. The Seller acknowledges and agrees that it will not object to the Buyer participating in such action, suit or other proceeding or such meeting or discussion and will not assert that such participation could adversely affect the maintenance by the Seller of any applicable attorney-client privilege.

Section 6.7             In-Licenses.

(a)            The Seller shall promptly (and in any event within ten (10) Business Days of the execution of any such document) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or its Affiliates after the date hereof, and (ii) executed copies of each material amendment, supplement, modification or written waiver consummated after the date hereof of any provision of any In-License.

(b)            The Seller shall use Commercially Reasonable Efforts to comply in all material respects with its obligations under any In-Licenses it enters into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within ten (10) Business Days, after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, the Seller shall provide the Buyer a copy thereof. The Seller shall use its Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to the Buyer upon curing any such breach. The Seller shall provide the Buyer with written notice following becoming aware of a counterparty’s material breach of its obligations under any In-License. The Seller shall not terminate any In-License without providing the Buyer prior written notice. Promptly, and in any event within ten (10) Business Days following the Seller’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller shall provide the Buyer a copy thereof.

Section 6.8             Out-Licenses.

(a)            Subject to compliance with this Section 6.8, the Seller and its Affiliates may enter into an Out-License with a Third Party or enter into an agreement to develop, co-promote or Commercialize any Product in any portion of the Territory, for any fields of use or for all fields of use; provided, that such license shall not assign or otherwise convey title to or impose any Lien on any of the Product Rights or Product Collateral (any such Out-License or agreement, a “Permitted License”).

(b)            The Seller shall promptly (and in any event within seven (7) Business Days) provide the Buyer with (i) an executed copy of any Out-License and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of such Out-License.

(c)            The Seller shall comply in all material respects with its obligations under the Medtronic Agreement, Terumo Agreement and any Permitted License it enters into, and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within five (5) Business Days, after receipt of any written notice from a counterparty to any Out-License or its Affiliates of an alleged breach under any Out-License, the Seller shall provide the Buyer a copy thereof. The Seller shall keep the Buyer reasonably informed of, and consult with the Buyer regarding, any alleged breach under the Medtronic Agreement, Terumo Agreement or any Permitted License and shall consider in good faith any comments of the Buyer with respect to curing any such breach. The Seller shall cure any material breach by it under the Medtronic Agreement, Terumo Agreement or a Permitted License, and shall give written notice to the Buyer upon curing any material breach.

(d)            If, to the Knowledge of the Seller, a Licensee has materially breached, or is suspected of materially breaching any of its obligations under the Medtronic Agreement, Terumo Agreement or any Permitted License, the Seller shall provide the Buyer with prompt (and in any event within five (5) Business Days) written notice of such material breach or such suspected material breach. The Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of Licensee’s material obligations under the Medtronic Agreement, Terumo Agreement or any Permitted License, or regarding any material breach, material default or other material dispute under the Medtronic Agreement, Terumo Agreement or any Permitted License. Following such consultation, the Seller shall exercise such rights and remedies as the Seller reasonably determines is appropriate (including, if needed, causing its Affiliate to exercise such rights and remedies), and shall consider in good faith any comments of the Buyer with respect to exercising such rights and remedies, whether under the Medtronic Agreement, Terumo Agreement a Permitted License, or otherwise; provided, that, in determining whether Seller’s judgement or determination is “reasonably appropriate,” Seller shall be deemed to be acting or making a judgment in a reasonable manner if Seller would reasonably be expected to act in the same manner if Seller had the sole right, title and interest in and to, all of the Included Product Revenue. The Seller agrees to keep the Buyer reasonably informed of any actual or alleged material breach, material default or other material dispute related to the Medtronic Agreement, Terumo Agreement, a Permitted License, the Product, the Patent Rights, or the Revenue Payments and to provide copies as soon as practicable, but in any event within five (5) Business Days following the Seller’s receipt or delivery of (i) any written notice of any material breach or alleged material breach of the Medtronic Agreement, Terumo Agreement or a Permitted License or dispute related to the Product, the Patent Rights or the Revenue Payments and (ii) any and all filings, notices and written communications relating thereto. Notwithstanding anything to the contrary contained herein, if a Licensee has breached any obligation to make a payment to Seller or any of its Affiliates, Seller shall enforce compliance by Licensee with respect to such breach following Seller’s receipt of written request from Buyer with respect thereto.

(e)            Each of the Buyer and the Seller shall bear its own fees and expenses incurred in enforcing Licensee’s obligations under the Medtronic Agreement, Terumo Agreement or any Permitted License. The proceeds resulting from any enforcement of Licensee’s obligations under the Medtronic Agreement, Terumo Agreement or any Permitted License shall be applied first to reimburse the Seller and the Buyer for any reasonable and documented expenses incurred by them in connection with such enforcement, with the remainder of the proceeds being treated as Other Product Revenue for purposes of calculating Revenue Payments under this Agreement.

(f)            Notwithstanding anything to the contrary herein, the Seller shall not amend, waive, modify, supplement or restate (or consent to any amendment, supplement, modification, waiver or restatement of) any provision of the Medtronic Agreement, Terumo Agreement or a Permitted License or enter into any contract having the effect of the foregoing: (i) without the prior written consent of the Buyer (such consent to be granted or withheld in the sole discretion of the Buyer), to the extent such action would reasonably be expected to adversely affect (A) the Buyer’s rights or economic interests under this Agreement, or (B) such counterparty’s right to use or exploit any Intellectual Property Rights licensed thereunder; or (ii) without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed) to the extent such action would not reasonably be expected to adversely affect any of the rights or assets in the foregoing clauses (A) through (B). In addition, the Seller shall not (1) exercise any right to terminate (either in whole or in part) the Medtronic Agreement, Terumo Agreement or a Permitted License or agree with the counterparty thereof to terminate (either in whole or in part) the Medtronic Agreement, Terumo Agreement or a Permitted License, (2) take, or permit any Affiliate or permitted sublicensee of Licensee to take, any action that would reasonably be expected to give the counterparty to the Medtronic Agreement, Terumo Agreement or a Permitted License the right to terminate (either in whole or in part) the Medtronic Agreement, Terumo Agreement or such Permitted License, or (3) sell, assign or otherwise transfer any or all of its interest under the Medtronic Agreement, Terumo Agreement or a Permitted License, except as permitted pursuant Section 11.4, or (4) permit any Licensee to sell, assign or otherwise transfer any or all of its interest under the Medtronic Agreement, Terumo Agreement or a Permitted License, in each case ((A) through (D)), without the Buyer’s prior written consent (such consent to be granted or withheld in the sole discretion of the Buyer). For the avoidance of doubt, the foregoing shall in no event apply to the Terumo Agreement. Notwithstanding anything to the contrary set forth in this Section 6.8(f), the Seller shall not be restricted from amending, waiving, modifying, supplement, restating, or terminating the Terumo Agreement if Seller reasonably believes that such action is appropriate with respect to the Terumo Dispute so long as such action is not taken by Seller with the intent of adversely and disproportionately effecting the timing, duration or amount of the Revenue Payments that Buyer is entitled to receive in respect of the Terumo Agreement. The Seller shall provide the Buyer with written notice promptly (and in any event within five (5) Business Days) following any termination or assignment, in each case, in whole or in part, of any Out-License.

(g)            Without limiting any of the other provisions set forth in this Section 6.8, if Medtronic or Terumo terminates or provides written notice of termination of the Medtronic Agreement or Terumo Agreement, as applicable, (in whole or in part), or the Medtronic Agreement or Terumo Agreement otherwise terminates (in whole or in part), then the Seller shall pursue the negotiation of, and enter into, an applicable replacement license with respect to the Medtronic Agreement or Terumo Agreement, as applicable (any such license, a “New Arrangement”). The Buyer shall provide assistance to and cooperate with the Seller, at the Buyer’s cost and expense, in such efforts as the Seller shall undertake in connection with such New Arrangement. In the event the Seller enters into a New Arrangement, the Seller agrees to comply in all material respects with the provisions of this Agreement and references in this Agreement to the Medtronic Agreement or Terumo Agreement, as applicable, shall be deemed to be references to the new license agreement constructed under the New Arrangement, and references to Medtronic or Terumo, as applicable, shall be deemed to be references to the other party to such new license agreement and that other party’s Affiliates and sublicensees. Such New Arrangement shall also provide, for no additional consideration from the Buyer, that (i) the Buyer shall have the same rights as those acquired under the Medtronic Agreement or Terumo Agreement, as applicable, pursuant to this Agreement and (ii) all payments and other consideration thereunder shall constitute Other Product Revenue under this Agreement. The Seller will promptly and no later than with effect as of the date of such New Arrangement do all such acts and execute all such documents as the Buyer may reasonably specify (and in such form as the Buyer may reasonably require) to perfect the sale of Revenue Participation Right under this Agreement in respect of such New Arrangement.

Section 6.9            Indebtedness. Prior to the expiration of the Revenue Payment Term, the Seller shall not, and shall not permit any of its Affiliates to, create, incur, assume or suffer to exist any Indebtedness for borrowed money other than Indebtedness under (i) the Hercules Loan Agreement so long as such Indebtedness is at all times subject to the Hercules Intercreditor Agreement and (ii) the Medtronic Loan Agreement so long as such Indebtedness is at all times subject to the Hercules Intercreditor Agreement and the Medtronic Intercreditor Agreement; provided, however, that upon the date that Buyer has actually received Revenue Payments equal to [***], Seller may, without the prior written consent of Buyer, create, incur, assume or suffer to exist any other unsecured or secured Indebtedness for borrowed money.

Section 6.10           Liens. Subject to Section 6.9, prior to the expiration of the Revenue Payment Term, the Seller shall not, and shall not permit any of its Affiliates to, create, incur, assume or suffer to exist any Liens other than Permitted Liens. Prior to the time set forth in Section 2.1(b), the Seller shall not, and shall not permit any of its Affiliates, to exist on the Revenue Participation Right and the Revenue Payments, any Liens except for Liens expressly permitted pursuant to clauses (a) and (e) of the definition of “Permitted Liens”.

Section 6.11           Negative Pledges. The Seller shall not enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Seller or any Subsidiary of the Seller to create, incur or permit to exist any Lien upon any of the Revenue Participation Right or the Product Collateral, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement, (b) restrictions or conditions imposed by any agreement relating to the Hercules Loan Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (c) restrictions or conditions imposed by the Medtronic Loan Agreement so long as such Indebtedness is at all times subject to the Hercules Intercreditor Agreement and the Medtronic Intercreditor Agreement; (d) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (e) customary provisions in leases restricting the assignment or sublet thereof.

Section 6.12           Dispositions. Prior to the expiration of the Revenue Payment Term, the Seller shall not, and shall not permit any of its Affiliates to, make any Disposition of all or any part of the Product Collateral, other than those Dispositions that are expressly permitted under this Agreement, which shall include, notwithstanding anything to the contrary herein, any Disposition made in connection with a Change of Control or Strategic Transaction, in each case, so long as the Seller causes the acquiror to deliver a writing to the Buyer in which it (a) assumes all of the obligations of the Seller to the Buyer under this Agreement and (b) acknowledges and agrees that the Liens and Back-Up Security Interest granted to the Buyer and its successors and assigns pursuant to this Agreement shall continue in effect following the consumption of such Disposition.

Section 6.13           Commercialization.

(a)            The Seller shall use Commercially Reasonable Efforts (either directly or through Affiliates or Licensees) to develop and Commercialize the Products in the Territory. Notwithstanding anything to the contrary herein, at all times a Commercialization Partner is in place, the Seller may satisfy the requirements of this Section 6.13(a)(a) by assisting its Commercialization Partner and performing its obligations under the applicable Out-License, and enforcing its Commercialization Partner’s obligations under the applicable Out-License.

(b)            For three (3) years following the Closing Date, the Seller shall use the Purchase Price to support activities to develop the Products in the Territory.

Section 6.14           Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 6.15           Certain Tax Matters.

(a)            The Seller and the Buyer agree that for all Tax purposes, (i) the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Revenue Participation Right and (ii) any amounts remitted by the Seller to the Buyer after the Closing Date pursuant to this Agreement shall be treated as received by the Seller as agent for the Buyer. The Parties agree not to take any position that is inconsistent with the provisions of this Section 6.15(a) on any tax return or in any audit or other tax-related administrative or judicial proceeding unless required by law or the good faith resolution of a tax audit. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 6.15(a), the Parties shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 6.15(a).

(b)            Notwithstanding anything to the contrary in this Agreement, each of the Buyer and the Seller shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement to the other Party any Tax that the Buyer or the Seller, as applicable, determines that it is required to withhold and deduct under applicable law; provided that each of the Buyer and the Seller shall give the other Party prior notice and the opportunity, in good faith, to contest and prevent such withholding and deduction. In the event any such amounts are so withheld or deducted, the amount withheld or deducted shall be treated as having been paid to the Person in respect of which such amounts would otherwise have been paid for purposes of this Agreement. The Parties shall use commercially reasonable efforts to give or cause to be given to the other Party such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to enable the Buyer or the Seller, as applicable, to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the Buyer or the Seller, as applicable, with proper evidence of the Taxes withheld and deducted and remitted to the relevant taxing authority.

(c)            If any deduction or withholding for or on account of any Indemnified Tax is required by applicable law to be made, and is made, from any payment to Buyer under this Agreement, then the Seller shall, within ten (10) Business Days after such deduction or withholding is made, make a payment to the Buyer so that, after all such required deductions and withholdings are made by any applicable withholding agent (including any deductions and withholdings required with respect to any additional payments under this Section 6.15(c)), the Buyer receives an amount equal to the amount that it would have received had no withholding of such Indemnified Taxes been made, except that the Seller shall have no obligation to pay the Buyer any additional amounts for or on account of any Indemnified Tax under this Section 6.15(c) to the extent such Indemnified Tax resulted from the Buyer’s breach of its obligations under Section 6.15(b).

(d)            The Seller shall notify the Buyer in writing not more than thirty (30) days after becoming aware that any Indemnified Tax may be required with respect to any payment to Buyer under this Agreement.

(e)            If Buyer is entitled to additional amounts pursuant to Section 6.15(c), then Buyer shall use commercially reasonable efforts to assign its rights and obligations hereunder to an Affiliate, if, in the reasonable judgment of Buyer, such assignment (i) would eliminate or reduce any additional amounts payable pursuant to Section 6.15(c) in the future and (ii) would not subject Buyer to any unreimbursed cost or expense and would not otherwise be disadvantageous to Buyer.  The Seller hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any such assignment.

(f)            If and to the extent that the Seller pays any additional amount pursuant to Section 6.15(c) and the Buyer (acting in accordance with its obligations under Section 6.15(b)) has received and retained the benefit of a refund of the Tax to which the additional amount related, then the Buyer shall reimburse to the Seller an amount that is equal to such refund of Tax, net of any Tax imposed in respect of the receipt of such refund and any out-of-pocket costs to obtain such refund.

Section 6.16           Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement. Any action to be taken hereunder by Seller is understood to include the obligation of Seller to cause its Affiliate to take or assist in the taking of such action, if necessary to perform the required action.

Section 6.17           Back-Up Security Interest. Notwithstanding anything herein to the contrary, the Seller shall not enter into (a) any Contracts that prohibit or restrict or otherwise knowingly take any action or knowingly fail to act in a manner that would, individually or in the aggregate, reasonably be expected to prohibit or restrict or otherwise materially and adversely affect the Revenue Participation Right, the Seller’s ability to pay the Revenue Payments or to grant a security interest to Buyer in the Revenue Participation Right, the Revenue Payments, or the Back-Up Security Interest, or (b) any Contracts, or amend, supplement, waive any rights under or otherwise modify any Contracts with the intent to circumvent any provision of this Agreement; provided, that nothing herein shall prevent the incurrence of any Permitted Lien so long as such incurrence does not expressly prohibit or restrict the Revenue Participation Right or the Seller from paying the Revenue Payments. The Seller shall not, without the Buyer’s prior written consent (such consent to be granted or withheld in the sole discretion of the Buyer), sell, assign or otherwise transfer all or any portion of its interest in the Product Collateral (other than inventory of the Product), except as permitted pursuant Section 11.4.

Section 6.18           Event of Default. The occurrence of (a) any event of default (or equivalent term) under the Hercules Loan Agreement or (b) any event of default (or equivalent term) under the Medtronic Loan Agreement shall, in each case, constitute a material breach under this Agreement, shall accelerate all payments due or that may become due hereunder, and shall entitle Buyer to exercise all rights and remedies available to it under the Transaction Documents and applicable law.

Article 7

INDEMNIFICATION

Section 7.1             General Indemnity. From and after the Closing:

(a)            the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Representatives”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Representatives to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Seller in this Agreement, (ii) any breach of any of the covenants or agreements of the Seller in this Agreement, (iii)  any Third Party Claim, to the extent such Third Party claim arises out of any Excluded Liabilities and Obligations, and (iv) any Third Party Claims in connection with the research, development, manufacture, use, or Commercialization by or on behalf of the Seller or any of its Affiliates or Licensees of any Product; and

(b)           the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Representatives”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Representatives to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Buyer in this Agreement and (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement.

Notwithstanding the foregoing, (A) the Seller will have no obligation to indemnify any Buyer Indemnified Representative to the extent that any Losses result from or arise out of any matters for which the Buyer is obligated to indemnify any Seller Indemnified Representative under Section 7.1(b) or to the extent that any Losses result from or arise out of any cases of fraud, gross negligence, or willful misconduct on the part of any Buyer Indemnified Representative and (B) the Buyer will have no obligation to indemnify any Seller Indemnified Representative to the extent that any Losses result from or arise out of any matters for which the Seller is obligated to indemnify any Buyer Indemnified Representative under Section 7.1(a) or into the extent that any Losses result from or arise out of any cases of fraud, gross negligence, or willful misconduct on the part of any Seller Indemnified Representative.

Section 7.2             Claims Procedures.

(a)            If either a Buyer Indemnified Representative, on the one hand, or a Seller Indemnified Representative, on the other hand (such Buyer Indemnified Representative on the one hand and such Seller Indemnified Representative on the other hand being hereinafter referred to as an “Indemnified Representative”), has suffered or incurred any Losses for which indemnification may be sought under this Article 7, the Indemnified Representative shall so notify the other Party from whom indemnification is sought under this Article 7 (the “Indemnifying Representative”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Representative intends to claim any Loss under this Article 7 (a “Third Party Claim”), such Indemnified Representative shall promptly notify the Indemnifying Representative of such Third Party Claim and tender to the Indemnifying Representative the defense of such Third Party Claim. A failure by an Indemnified Representative to give notice and to tender the defense of such Third Party Claim in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Representative under this Article 7, except to the extent such Indemnifying Representative is actually prejudiced thereby.

(b)           The Indemnifying Representative will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Representative pursuant to Section 7.2(a). In addition, the Indemnifying Representative will have the right to defend the Indemnified Representative against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Representative so long as (i) the Indemnifying Representative gives written notice that they or it will defend the Third Party Claim to the Indemnified Representative within thirty (30) days after the Indemnified Representative has given notice of the Third Party Claim under Section 7.2(a) stating that the Indemnifying Representative will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Representative from and against the entirety of any and all Losses the Indemnified Representative may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) the Indemnified Representative has not been advised by counsel that an actual or potential conflict exists between the Indemnified Representative and the Indemnifying Representative in connection with the defense of the Third Party Claim and (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal action, suit, investigation or proceeding.

(c)           The Indemnifying Representative will not consent to the entry of any Judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Representative (which consent will not be unreasonably withheld, conditioned or delayed) unless such Judgment, compromise or settlement (i) provides for the payment by the Indemnifying Representative of money as sole relief for the claimant, (ii) results in the general release of all Indemnified Representatives and its Affiliates from all liabilities arising or relating to, or in connection with, the Third Party Claim, and (iii) involves no finding or admission of any violation of law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Representative or any of its Affiliates.

(d)           If the Indemnifying Representative does not deliver the notice contemplated by Section 7.2(a), within thirty (30) days after the Indemnified Representative has given notice of the Third Party Claim pursuant to Section 7.2(a), or otherwise at any time fails to conduct the defense of the Third Party Claim diligently, the Indemnified Representative may defend, and may consent to the entry of any Judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate following consultation with the Indemnifying Representative in connection therewith. If such notice and evidence is given on a timely basis and the Indemnifying Representative conducts the defense of the Third Party Claim diligently but any of the other conditions in Section 7.2(b) is or becomes unsatisfied, the Indemnified Representative may defend, and may consent to the entry of any Judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Representative will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

Section 7.3             Limitations on Liability; Time for Claims.

(a)            Except in cases of fraud, gross negligence, or willful misconduct, no Party shall be liable for any lost profits or revenue, lost opportunity or consequential, punitive, special or incidental damages under this Article 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such Party (including under this Article 7) in or pursuant to this Agreement. In connection with the foregoing, the Parties acknowledge and agree that (i) the Buyer’s damages, if any, for any such action or claim will typically include Losses for payment of the Revenue Payments that the Buyer was entitled to receive or would have received absent such breach, in each case in respect of its ownership of the Revenue Payments, as well as expenses incurred in connection with enforcement of this Agreement, and (ii) the Buyer shall be entitled to make claims for all such missing, delayed or diminished Revenue Payments as Losses hereunder, and such missing, delayed or diminished Revenue Payments shall not be deemed consequential, punitive, special, indirect or incidental damages.

(b)            Notwithstanding anything to the contrary herein, (i) the Seller’s aggregate liability in respect of claims for indemnification pursuant to Section 7.1(a)(i) will not exceed the Purchase Price actually paid to Seller hereunder; and (ii) the Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 7.1(b) will not exceed the sum of the Purchase Price actually paid to Seller hereunder.

(c)            No claim may be made or suit instituted seeking indemnification pursuant to Section 7.1(a)(i) or Section 7.1(b)(i) unless a written notice is provided to the Seller or Buyer, as applicable, prior to the date that is twenty-four (24) months following the Closing. No claim may be made or suit instituted seeking indemnification pursuant to any other provision of Section 7.1(a) or Section 7.1(b) unless a written notice is provided to the Seller or Buyer, as applicable, prior to the date that is the three (3) months after the termination of this Agreement.

Section 7.4             Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this Article 7 will be treated as an adjustment to the Purchase Price for all Tax purposes to the fullest extent permitted by applicable law.

Section 7.5             Exclusive Remedy. Except as set forth in Section 11.11, the Parties acknowledge and agree that after the Closing, the indemnification provisions of this Article 7 shall be the sole and exclusive remedies of the Parties for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements by either Party contained in this Agreement or any agreement, certificate or document signed and delivered by either Party in connection with this Agreement (other than (a) claims for equitable relief or (b) claims of, or causes of action arising from fraud). Notwithstanding the foregoing, the rights of the Buyer under the Hercules Intercreditor Agreement and the Medtronic Intercreditor Agreement, and the rights of the Buyer and the Seller for claims for fraud, gross negligence, or willful misconduct, shall be not be waived or limited in any way by this Article 7.

Article 8

CONFIDENTIALITY

Section 8.1             Confidentiality. Except as provided in this Article 8, Section 11.4 or otherwise agreed in writing by the Parties, the Parties agree that, during the term of this Agreement and for five (5) years thereafter, each Party (the “Receiving Party”) shall (a) keep confidential and shall not publish or otherwise disclose to any Person any Confidential Information (as defined below) and (b) and shall not use for any purpose other than as provided for in this Agreement (which such permitted purpose includes the exercise of any rights or the performance of any obligations hereunder) the terms of this Agreement or any information (whether written or oral, or in electronic or other form and, for purpose of clarity including the Counterparty Confidential Information) furnished (including prior to the date hereof) to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement or the Confidentiality Agreement (such information, “Confidential Information” of the Disclosing Party), provided that the terms of this Agreement shall be Confidential Information of both Parties and the Counterparty Confidential Information, as between the Buyer and the Seller, shall at all times be Confidential Information of the Seller. Notwithstanding the foregoing, the restrictions on disclosure and use of Confidential Information of the Disclosing Party shall not apply to Confidential Information that:

(a)            was already known to the Receiving Party, as evidenced by the Receiving Party’s written records, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)            was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)            became generally available to the public or otherwise became part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party in breach of this Agreement or any other Contract;

(d)            is independently discovered or developed by the Receiving Party or any of its Affiliates, as evidenced by their written records, without the use, reference to, or reliance upon, the Confidential Information of the Disclosing Party; or

(e)            is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 8.2             Authorized Disclosure.

(a)            The Receiving Party may disclose Confidential Information of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i)            prosecuting or defending litigation;

(ii)           complying with applicable laws and regulations (including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and regulations promulgated by securities exchanges);

(iii)          complying with a valid order of a court of competent jurisdiction or other Governmental Entity or as otherwise required by applicable law or regulation; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring or requesting that the Confidential Information and documents that are the subject of such order be held in confidence by such court or Governmental Entity or, if disclosed, be used only for the purposes for which the order was issued; and further provided that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order or applicable law or regulation shall be limited to that information which is legally required or requested to be disclosed in response to such court or governmental order or pursuant to such applicable law or regulation;

(iv)          for regulatory, Tax or customs purposes;

(v)           for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi)          disclosure to its Affiliates and Representatives, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the Parties hereunder prior to any such disclosure;

(vii)         upon the prior written consent of the Disclosing Party;

(viii)        disclosure to its actual and potential investors, and other sources of funding, including debt financing, or actual or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction, partnership, collaboration or acquisition and, thereafter, to monitor and exercise rights in connection therewith, and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(ix)           as is necessary in connection with a permitted assignment pursuant to Section 11.4.

(b)           Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(a)(iii) or Section 8.2(a)(iv), it will give reasonable advance notice to the Disclosing Party of such disclosure (including providing a draft of the proposed disclosure reasonably in advance of disclosure to the extent permitted by applicable law) and consider in good faith reasonable comments thereto, and shall use commercially reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of the Seller provided hereunder.

Section 8.3             Termination of Confidentiality Agreement. Effective upon the date hereof, the Confidentiality Agreement is hereby terminated without further force and effect, superseded by the provisions of this Article 8 of this Agreement and all obligations between the Parties relating to confidentiality shall be governed by this Article 8.

Article 9

TERMINATION

Section 9.1             Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 9.2             Termination Prior to Closing. This Agreement may be terminated by either Buyer or Seller upon delivery of written notice to the other if the Closing has not occurred on or prior to August 15, 2025; provided that neither Party shall be entitled to terminate the Agreement pursuant to this Section 9.2 if such Party is then in material breach of any of its obligations hereunder or pursuant to the Equity Purchase Agreement.

Section 9.3             Automatic Termination. Unless earlier terminated as provided in Section 9.1, this Agreement shall continue in full force and effect until sixty (60) calendar days after the expiration of the Revenue Payment Term, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 9.4             Effect of Termination. Upon termination of this Agreement pursuant to this Article 9, the Liens and Back-Up Security Interest granted to the Buyer and its successors and assigns pursuant to this Agreement shall be automatically released without any further action necessary. In furtherance of the foregoing, the Buyer shall promptly file UCC-3 terminations and deliver to the Seller a lien release letter, in each case, releasing such Liens and Back-Up Security Interest, and execute and deliver to the Seller, at the Seller’s expense, all other documents that the Seller shall reasonably request to evidence such release.

Section 9.5             Survival. Notwithstanding anything to the contrary in this Article 9, the following provisions shall survive termination of this Agreement: Section 6.3 (Revenue Payments; Revenue Participation and Revenue Payment Details) (solely with respect to amounts accrued prior to expiration or termination but not paid), Section 6.4 (Inspection and Audits of the Seller), Section 6.5 (Inspection and Audits of Licensee), Article 7 (Indemnification), Article 8 (Confidentiality), Section 9.4 (Effect of Termination), this Section 9.5 (Survival) and Article 10 (Miscellaneous). Termination of the Agreement shall not relieve any Party of liability in respect of breaches under this Agreement by any Party on or prior to termination.

Article 10

SECURITY INTEREST

Section 10.1           Grant of Security Interest. As security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement and the other Transaction Documents, including the punctual payment when due of the Revenue Payments, Milestone Payment and each other obligation of the Seller hereunder, and subject in all respects to the provisions of Section 2.1(b), each Pledgor grants to Buyer a security interest in all of such Pledgor’s right, title, and interests in, the Revenue Participation Right, the Revenue Payments and the Product Collateral, including the obligations to remit the Revenue Payments, and all Proceeds (as defined in the UCC) of the foregoing, whether now owned or hereafter acquired (collectively, the “Collateral”).

Section 10.2           Further Assurances.

(a)            The Pledgors shall, from time to time execute, deliver and file any financing statements, the IP Security Agreement, other security agreements, notices or other documents to perfect, give the highest priority to the Buyer’s Lien on the Collateral (other than any Lien expressly permitted by clause (a) of the definition of “Permitted Liens” and solely to the extent contemplated by and subject to the Hercules Intercreditor Agreement and Medtronic Intercreditor Agreement) or otherwise evidence the Buyer’s rights herein. The Pledgors shall from time to time procure any instruments or other documents as may be reasonably requested by the Buyer, and to take all further action that may be necessary or advisor o that the Buyer may reasonably request, to perfect and protect the Liens granted hereby. In addition, and for such purposes only, each Pledgor hereby authorizes the Buyer to execute and deliver on behalf of such Pledgor and to file such financing statements, the IP Security Agreement, security agreements, notices or other documents without the signature of such Pledgor either in Buyer’s name or in the name of Buyer, as agent and attorney-in-fact for such Pledgor. Each Pledgor shall protect and defend its title to the Collateral and Buyer’s Lien thereon against all Persons claiming any interest adverse to such Pledgor or Buyer other than Liens expressly permitted pursuant to clauses (a) and (e) of the definition of “Permitted Liens”.

(b)            On or before the Closing Date, the Pledgors will execute and deliver to the Buyer such patent and trademark security agreements as the Buyer may reasonably request, on the form set forth hereto as Exhibit G (the “IP Security Agreement”), and will record such agreements with the U.S. Patent and Trademark Office. Within forty-five (45) days of the last day of the fiscal quarter during which the Closing Date occurred and each fiscal quarter ending thereafter, the Seller will notify the Buyer in writing of the creation or acquisition of any Intellectual Property Rights owned by the Seller or its Subsidiaries that is registered or becomes registered or the subject of an application for registration with the U.S. Patent and Trademark Office, in each case during such fiscal quarter then ended, and to the extent constituting Collateral, will record or will cause the applicable Pledgor to record, a further IP Security Agreement (or amendment to an existing IP Security Agreement) in each case in form and substance reasonably acceptable to the Buyer with the U.S. Patent and Trademark Office, and will take such other action as may be necessary or as the Buyer may reasonably request to perfect the Buyer’s security interest in such Intellectual Property Rights. As between The Pledgors and their Affiliates, the Pledgors own and will continue to own all Product Rights.

Section 10.3           Remedies.

(a)            Upon the occurrence and during the continuation of an Event of Default, subject in all cases to the Hercules Intercreditor Agreement and Medtronic Intercreditor Agreement, as applicable, the Buyer shall have the rights and remedies of a secured party under the UCC in effect on the date thereof including, without limitation, the right to take possession of any of the Product Collateral or the proceeds thereof, to sell or otherwise dispose of the same, to apply the proceeds therefrom to any of the obligations of Seller hereunder to remit the Revenue Share Payments in such order as Buyer, in its sole discretion, may elect. Buyer shall give Seller reasonable written notice of the time and place of any public sale of the Product Collateral or the time after which any other intended disposition thereof is to be made. The requirement of sending reasonable notice shall be met if such notice is given to Borrower at least ten (10) days before such disposition. Expenses of retaking, holding, insuring, preserving, protecting, preparing for sale or selling or the like with respect to the Product Collateral (including reasonable attorney’s fees and other legally recoverable collection expenses) will constitute obligations hereunder.

(b)            Upon any Event of Default, the Buyer may (i) declare all or any portion of the obligations or other amounts hereunder then outstanding to be accelerated and due and payable, whereupon all or such portion of such obligations and other amounts shall become due and payable immediately and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Transaction Documents; provided, however, that upon the occurrence of any Event of Default as a result of the commencement of any Insolvency Proceeding with respect to the Seller or any of its Subsidiaries, without any notice to Seller or any other Person or any act by the Buyer, all obligations and other amounts then outstanding shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Seller.

Article 11

MISCELLANEOUS

Section 11.1           Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 11.2           Notices. All notices and other communications under this Agreement shall be in writing and shall be effective (a) when delivered by hand, if personally delivered, (b)  when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account, (c) upon receipt, if sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, or (d) upon receipt, if sent by an overnight courier, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

If to the Seller or any Pledgor, to it at:

Orchestra BioMed Holdings, Inc.

150 Union Square Drive

New Hope, PA 18938

Attention: David P. Hochman, Chief Executive Officer

Email: [Omitted Pursuant to Item 601(a)(6)]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Samuel A. Waxman

Email: [Omitted Pursuant to Item 601(a)(6)]

If to the Buyer, to it at:

Ligand Pharmaceuticals, Inc.

555 Heritage Drive, Suite 200

Jupiter, Florida 33458

Attention: Paul Hadden; Andrew Reardon

Email: [Omitted Pursuant to Item 601(a)(6)]

With a copy to (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: Melissa Rones

Email: [Omitted Pursuant to Item 601(a)(6)]

Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices and other communications shall be sent.

Section 11.3           Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the Party hereto incurring such fees, costs and expenses. Notwithstanding the foregoing, following the Closing, the Seller shall reimburse the Buyer for all Third Party out-of-pocket fees and expenses directly incurred in connection with the transactions contemplated under this Agreement and the Transaction Documents, such reimbursement not to exceed $600,000 in the aggregate (inclusive of the $75,000 deposit received by the Buyer).

Section 11.4           Assignment. The Seller may not assign in whole or in part this Agreement, or any of its rights or obligations hereunder, without the Buyer’s prior written consent, except to (a) an Affiliate or (b) a Third Party in connection with a Change of Control or Strategic Transaction, provided that the Seller causes such Affiliate or Third Party, as applicable, to deliver a writing to the Buyer in which it assumes all of the obligations of the Seller to the Buyer under this Agreement, and such Affiliate or Third Party shall be deemed an assignee of the Seller under this Agreement; provided, further, that with respect to an assignment of this Agreement to a Third Party in connection with a Strategic Transaction that only involves the Product Rights related to one Product, (i) Seller shall only be permitted to assign the Agreement in part, (ii) such Third Party acquiror shall assume all obligations of the Seller with respect to the Product Rights and Product sold in such Strategic Transaction, and (iii) Seller shall remain liable to Buyer for all of its obligations hereunder with respect to the Product and Product Rights not sold in such Strategic Transaction. Following the Closing, the Buyer may assign this Agreement in whole or in part to any Person, including to any Third Party or to one or more of its Affiliates; provided that (i) the Buyer shall cause such Person (y) to become a party to the Hercules Intercreditor Agreement and the Medtronic Intercreditor Agreement, in each case, in accordance with the terms thereof and (z) to deliver a writing to the Seller in which it assumes all of the covenants, undertakings and obligations of the Buyer to the Seller, and (ii) the Seller’s prior written consent shall be required for any assignment that is (x) prior to the Second Installment Payment Date (y) after the Second Installment Payment Date, solely to the extent that Buyer has not paid to the Seller the Second Installment and Seller has delivered to Buyer prior to the Second Installment Payment Date the certificate certifying the conditions precedent to such payment in accordance with Section 3.02(b), or (z) to a Strategic Acquiror or a Proscribed Person. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 11.4 shall be null and void.

Section 11.5           Amendment and Waiver.

(a)            This Agreement may be amended, modified or supplemented only in a writing signed by each of the Parties. Any provision of this Agreement may be waived only in a writing signed by the Party granting such waiver.

(b)            No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the Parties shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 11.6           Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 11.7           No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Representatives shall be third party beneficiaries of the benefits provided for in Section 7.1.

Section 11.8           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.9           Jurisdiction; Venue.

(a)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 11.2 HEREOF.

(b)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)            EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

Section 11.10         Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either Party, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 11.11         Specific Performance. Each of the Parties acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.

Section 11.12         Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts.

Section 11.13         Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other Party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 11.14         Intercreditor Agreement. Notwithstanding anything to the contrary herein, the Liens and Back-Up Security Interest granted to the Buyer and its successors and assigns pursuant to this Agreement and the exercise of any right or remedy by the Buyer and its successors and assigns hereunder are subject to the provisions of the Hercules Intercreditor Agreement and Medtronic Intercreditor Agreement. If there is a conflict between the terms of the Hercules Intercreditor Agreement or the Medtronic Intercreditor Agreement (the “Controlling Agreement”), on the one hand, and the terms of this Agreement, on the other hand, with respect to the Back-Up Security Interest or the exercise of any right or remedy of the Buyer or any holder of any Indebtedness that is a party to a Controlling Agreement, then the terms of such Controlling Agreement will control.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:

ORCHESTRA BIOMED HOLDINGS, INC.

By:
Name:
Title:

PLEDGORS (solely with respect to Article 10):

ORCHESTRA BIOMED, INC.

By:
Name:
Title:

BACKBEAT MEDICAL, LLC.

By:
Name:
Title:

CALIBER THERAPEUTICS, LLC.

By:
Name:
Title:

[Signature Page to Revenue Participation Right Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

BUYER:

LIGAND PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature Page to Revenue Participation Right Purchase and Sale Agreement]